AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2008
REGISTRATION NO. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NewMarket Technology, Inc.
(Name of  issuer in its charter)

Nevada	4813	65-0729900
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
14860 Montfort Drive, Suite 210
Dallas, Texas 75254
(972) 386-3372
(Address and telephone number of principal executive offices)
14860 Montfort Drive, Suite 210
Dallas, Texas 75254
(972) 386-3372
(Address of principal place of business or intended
principal place of business)
Philip M. Verges
14860 Montfort Drive, Suite 210
Dallas, Texas 75254
(972) 386-3372
(Name, address and telephone number of agent for service)
Copies to:

Jeffrey J. Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)
APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

 (COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
   CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	38,225,758 (1)	$0.19 (2)	$7,262,894.02	$285.43
Common Stock, $.001 par value per share	25,000,000 (3)	$0.20	$5,000,000	$196.50
Total	63,225,758		$12,434,625.40	$481.93

(1) Offered by selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on February 4, 2008, which was $0.19 per share.

(3) Offered by NewMarket Technology, Inc.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2008
NewMarket Technology, Inc.
38,225,758 Shares of Common Stock by Selling Shareholders
25,000,000 Shares of Common Stock by NewMarket Technology, Inc.
$0.20 Per Share

This prospectus relates to the public offering of up to 63,225,758 shares of common stock of NewMarket Technology, Inc., par value $.001 per share, representing 38,225,758 shares being offered by the selling stockholders and 25,000,000 shares being offered by NewMarket Technology, Inc. Neither the resale by the selling stockholders nor the sale by NewMarket Technology, Inc. is being underwritten. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders. We will receive proceeds of up to $5,000,000 from the sale of the 25,000,000 shares offered by NewMarket Technology, Inc. We will pay the expenses of registering the shares offered by the selling stockholders and by NewMarket Technology, Inc.

The 25,000,000 shares offered by NewMarket Technology, Inc. are on a best efforts basis, at an offering price of $0.20 per share, directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to our officers and directors. Our officers and directors will not register as broker-dealers with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act. We have not entered into any underwriting agreement, arrangement or understanding for the sale of shares being offered, but may engage registered broker-dealers to offer or sell the shares in the future. In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “NMKT”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 4, 2008 was $0.192.

The Securities offered hereby involve a high degree of risk.

See "Risk Factors" beginning on page 6.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
The date of this prospectus is ____, 2008.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NEWMARKET TECHNOLOGY, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "NewMarket", "Company", "we," "us," or "our" refer to NewMarket Technology, Inc.

General

We are in the business of developing market entry technology and services into early and mainstream technology products and services. To this end, we have introduced a business model which we believe overcomes the profit margin pressure facing the technology service sector resulting from the globalization of the technology labor force

Our website address is www.newmarkettechnology.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for our website is intended to be inactive textual references only.

Our principal executive offices are located at 14860 Montfort Drive, Suite 210, Dallas, Texas 75254. Our Telephone number is (972) 386-3372.

About This Offering

This prospectus relates to a total of 63,225,758 shares of common stock of NewMarket Technology, Inc.

On November 30, 2007, we entered into a security agreement (the “Security Agreement”), dated November 30, 2007, by and among the Company, certain of the Company’s subsidiaries including IP Global Voice, Inc., Netsco, Newmarket Broadband, Inc., Newmarket Intellectual Property, Inc., and NewMarket China, Inc., and LV Administrative Services, Inc. (the “Agent”) as administrative agent and collateral agent for Valens U.S. SPV I, LLC (“Valen US”), and Valens Offshore SPV II, Corp. (“Valens Offshore”). Pursuant to the Security Agreement, we issued secured convertible term notes to Valens US and Valens Offshore, in the principal amounts of $1,800,000 and $2,200,000, respectively (collectively, the “Convertible Notes”), which are convertible into an aggregate 20,000,000 shares of our common stock at the conversion price of $0.20. We also issued five year warrants to purchase 8,347,287 shares of our common stock to Valens US, and five year warrants to purchase 3,825,840 shares of our common stock to Valens Offshore (collectively, the “Lender Warrants”). The Lender Warrants have an exercise price of $0.22 per share.

We issued Oberon Securities, L.L.C. (“Oberon”), the placement agent for the Security Agreement, 1,600,000 shares of our common stock (the “Broker Shares”), and five year warrants to purchase 2,800,000 shares of our common stock (the “Broker Warrants”). The Broker Warrants have an exercise price of $0.20 per share.

Pursuant to a letter agreement, dated February 1, 2008 (the “Letter Agreement”), entered into between the Agent, and the Company and certain of the Company’s subsidiaries, the Agent notified the Company of certain breaches (the “Existing Breaches”) of the Company’s obligations under the Security Agreement and additional agreements entered into in connection therewith. The Agent agreed not to declare an “Event of Default” under the Security Agreement, solely based on the Existing Breaches, provided that, among other things, the Company issued 726,315 shares of common stock to Valens US and 326,316 shares of common stock to Valens Offshore (collectively, the “Letter Agreement Shares”). The Company issued the Letter Agreement Shares on February 1, 2008.

Pursuant to registration rights agreements entered into in connection with the Security Agreement, as amended pursuant to an amendment agreement entered into in connection with the Letter Agreement, we are obligated to file a registration statement registering the resale of the Letter Agreement Shares, and of the shares of the Company's common stock issuable upon conversion of the Convertible Notes and exercise of the Lender Warrants, within 60 days and to have such registration statement declared effective within 180 days. Pursuant to the Letter Agreement, the Agent agreed not to declare an “Event of Default” under the Security Agreement, provided that, among other things, the registration statement is filed on or before February 6, 2008.

In addition, on January 1, 2008, we entered into an agreement with Oberon, pursuant to which Oberon was retained to assist the Company on a best efforts basis to explore, structure and negotiate financial alternatives such as joint ventures, acquisitions, or mergers. Pursuant to the agreement with Oberon, we issued Oberon 600,000 shares of common stock as an annual retainer fee (the “Retainer Fee Shares”).

We are also offering a maximum of 25,000,000 new shares of common stock on a best efforts basis. There is no commitment on the part of any person to purchase and pay for any shares.

The 63,225,758 shares included in this prospectus represent (i) 20,000,000 shares issuable upon exercise of the Convertible Notes, (ii) 12,173,127 shares issuable upon exercise of the Lender Warrants, (iii) 1,600,000 Broker Shares, (iv) 2,800,000 shares issuable upon exercise of the Broker Warrants, (v) 600,000 Retainer Fee Shares, (vi) 1,052,631 Letter Agreement Shares, and (vii) 25,000,000 shares offered by the Company on a best efforts basis.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

We may receive up to $5,000,000 from the shares offered by the Company. Any proceeds from the sale of these shares will be immediately available to the Company. We intend to use any funds received in this offering for general working capital purposes.

SELECTED FINANCIAL DATA

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes to Financial Statements included elsewhere in this report. The information below is in thousands, except per share amounts.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006 (1)	2006	2005	2004	2003	2002
	(unaudited)			(all in thousands, except per share data)

Selected Statement of Operations Data:

Net Sales	$63,460	$53,175	$77,636	$50,138	$24,977	$2,347	$959
Net income (loss)	2,766	2,295	5,887	2,909	243	195	(1,318)
Net income (loss) per weighted avg. common share—basic	0.01	0.02	0.04	0.03	0.01	0.01	(0.03)

	September 30,		December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)	(unaudited)

Selected Balance Sheet Data:
Working capital (deficiency)	$17,784	$5,103	$10,018	$6,142	$2,199	$1,260	$(1,450)
Total assets	72,540	62,846	64,576	51,512	25,149	7,550	2,756
Long term liabilities	10,239	9,610	9,916	4,244	2,947	3,800	1,626
Stockholders’ equity (deficiency)	53,277	41,330	45,168	32,766	17,143	4,942	(315)

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

We have incurred operating losses from time to time in each of the last three years.

While we have been cumulatively profitable for the year over the last three years, profits have been small and we have incurred monthly and quarterly operating losses from time to time. We cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we are unable to remain profitable, our liquidity could be materially harmed.

We have only recently begun to generate significant revenues and we still incurred losses in fiscal years 2001 and 2002.

We have a limited operating history and incurred losses for 2001 and 2002. We will need to achieve greater revenues to maintain profitability. There can be no assurance that we will be successful in increasing revenues, or generating acceptable margins, or, if we do, that operation of our business will be a profitable business enterprise. We may have to seek additional outside sources of capital for our business. There can be no assurance that we will be able to obtain such capital on favorable terms and conditions or at all. If this occurs the market price of our common stock could suffer.

We cannot predict our future results because our business has a limited operating history, particularly in its current form.

Given our limited operating history, it will be difficult to predict our future results. You should consider the uncertainties that we may encounter as an early stage company in a new and rapidly evolving market. These uncertainties include:

•	market acceptance of our products or services;
•	consumer demand for, and acceptance of, our products, services and follow-on products;
•	our ability to create user-friendly applications; and
•	our unproven and evolving business model.

Our quarterly and annual sales and financial results have varied significantly in the past, and we expect to experience fluctuations in the future, which means that period-to-period comparisons are not necessarily meaningful or indicative of future performance.

Our sales and operating results have varied, and may continue to vary, significantly from year to year and from quarter to quarter as a result of a variety of factors, including the introduction of new products by competitors, pricing pressures, the timing of the completion or the cancellation of projects, the evolving and unpredictable nature of the markets in which our products and services are sold and economic conditions generally or in certain geographic areas in which our customers do business. Furthermore, we may be unable to control spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, we cannot assure you that sales and net income, if any, in any particular quarter will not be lower than sales and net income, if any, in a preceding or comparable quarter or quarters. In addition, sales and net income, if any, in any particular quarter are not likely to be indicative of the results of operations for any other quarter or for the full year. The trading prices of our securities may fluctuate significantly in response to variations in our quarterly or annual results of operations.

We may not be able to sustain or accelerate growth, or sustain or accelerate recurring revenue from our business.

There can be no assurance that demand for our services and products will increase or be sustained, or that our current or future products will have market acceptance in that product category. Our acquisition costs per customer are high due to the significant costs associated with sales, research and development and marketing. To the extent we do not achieve growth and this cost per customer is not reduced, it will be difficult for us to generate meaningful revenue at acceptable margins or achieve profitability. To the extent that our business model is not successful, because market acceptance does not develop as expected, or other competing technologies evolve in connection with the changing market or for any other reason, we might have future unexpected declines in revenue.

Rapid technological change could render our products and services obsolete.

The systems integration and IP Telephony industries are characterized by rapid technological innovation, sudden changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. Each of these characteristics could render our services, products, intellectual property and systems obsolete. The rapid evolution of our market requires that we improve continually the performance, features and reliability of our products and services, particularly in response to competitive offerings. Our success also will depend, in part, on our ability:

•	to develop or license new products, services and technology that address the varied needs of our customers and prospective customers, and
•	to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

If we are unable, for technical, financial, legal or other reasons, to adapt in a timely manner to changing market conditions or user preferences, we could lose customers, which would cause a decrease in our revenue.

We may be unable to obtain additional capital if needed to grow our business, which would adversely impact our business. If we raise additional financing, you may suffer significant dilution.

Although we expect that our current cash and cash from operations will be sufficient to satisfy our working capital and ordinary course capital expenditure needs over the next 12 months, if our revenues do not continue to grow to cover our expenses, we will need to seek additional third-party investment in order to provide additional working capital and, in any event, additional capital will be required to finance our growth plans. We cannot be certain that financing from third parties will be available on acceptable terms to us or at all. Our future capital requirements will depend upon several factors, including the rate of market acceptance of our products and services, our ability to expand our customer base and our level of expenditures for sales and marketing. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, you will experience dilution of your ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Many of our competitors have significantly greater resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

Companies that represent competition in our markets include Cisco Systems, Nortel Networks, Qwest, Electronic Data Systems, IBM, and Affiliated Computer Services, among others.

Certain of our competitors have significantly greater financial, technical, marketing and other resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Additional competition could result in price reductions, reduced margins and loss of market. We cannot guarantee that we will be able to compete successfully against future competitors or that future competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.

Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the service of Philip Verges, our Chairman and Chief Executive Officer is integral to the execution of our business strategy. If one or more of our key employees leaves NewMarket, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition from other technology companies for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of services of key personnel could negatively affect our business, financial condition and results of operations.

We may be subject to increased government regulation which may have a detrimental effect on our business.

Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet. We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.

As our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. New legislation or the application of laws and regulations from jurisdictions in this area could have a detrimental effect upon our business.

Our services may become subject to state and local sales taxes.

A governmental body could impose sales and other taxes on the provision of our services, which could increase the costs of doing business. A number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. No such laws have become effective to date. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the services that we provide.

Our strategy of seeking to acquire companies to augment and complement current products and customers exposes us to a number of risks.

Future plans call for acquiring companies that augment and complement current products and customers. Such plans involve various risks to future business operations and financial condition. If we fail to perform adequate due diligence, we may acquire a company or technology that:

(a) is not complementary to the business;
(b) is difficult to assimilate into the business;
(c) subjects the Company to possible liability for technology or product defects; or
(d) involves substantial additional costs exceeding estimated costs.

In addition, we also face the following risks in connection with our acquisitions:

(a) we may spend significant funds conducting negotiations and due diligence regarding a potential acquisition that may not result in a successfully completed transaction;
(b) we may be unable to negotiate acceptable terms of an acquisition;
(c) if financing is required to complete the acquisition, we may be unable to obtain such financing on reasonable terms, if at all; and
(d) negotiating and completing an acquisition, as well as integrating the acquisition into our operations, will divert management time and resources away from our current operations and increase our costs.

Deterioration of the IP Communications industry could lead to further reductions in capital spending budgets by our customers, which could further adversely affect our revenues, gross margins and income.

Deterioration of the IP Communications industry could lead to further reductions in capital spending budgets by our customers, which could further adversely affect our revenues, gross margins and income.

Our revenues and gross margins will depend significantly on the overall demand for IP communication products. Reduced capital spending budgets by our customers caused by the ongoing industry downturn have led to continued soft demand for our products and services, which has resulted in, and may continue to result in, decreased revenues, earnings levels or growth rates. The global economy in general, and the technology market in particular, has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures. We have observed effects of the global economic downturn in many areas of our business. In addition, the technology industry has experienced significant consolidation, and this trend is expected to continue. It is possible that we and one or more of our competitors each supply products to the companies that have merged or will merge. This consolidation could result in further delays in purchasing decisions by merged companies or in us playing a decreased role in the supply of products to the merged companies. Further delays or reductions in spending could have a material adverse effect on demand for our products and services and, consequently, our results of operations, prospects and stock price.

Risks Related to our Securities

In connection with an evaluation of our disclosure controls and procedures required by paragraph (b) of Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2006, our disclosure controls and procedures were not effectivein ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the requisite time periods.

Based on an evaluation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended) required by paragraph (b) of Rule 13a-15 or Rule 15d-15, as of December 31, 2006, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective in ensuring that information required to be  disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the  Commission's rules and forms.  Our Chief Executive Officer and Chief Financial Officer also concluded that, as of December 31, 2006, our disclosure controls and procedures were not effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Principal Financial Officer, to allow timely decisions regarding required disclosure.

We are taking certain actions to address the foregoing.   This process may be time consuming and costly and there is no assurance as to when we will effectively address the foregoing.

Our stock price is volatile.
The market price of our common stock is subject to significant fluctuations. Market prices for securities of early-stage technology companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	general market conditions and market conditions affecting technology stocks in particular;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	announcements relating to contracts, investments, acquisitions, divestitures;
•	discontinued operations, layoffs or corporate actions;
•	industry conditions or trends;
•	limited public float, market making activity and research coverage;

•	the loss of key employees;
•	the introduction of technological innovations or new commercial products by our competitors;
•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;
•	future sales of our common stock; and
•	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our financial position, results of operations and reputation.

Our common stock is quoted on the OTC Bulletin Board. As a result, our common stock is subject to trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.

Our common stock has been quoted on the OTC Bulletin Board since July 1998. Because our common stock is not listed on any national securities exchange, our shares are subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share. The following is a list of the general restrictions on the sale of penny stocks:

•
Prior to the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

•
A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.” A broker-dealer may not effect a purchase of a penny stock less than two business days after a broker-dealer sends such agreement to the purchaser.

•
The Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

•	A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to be willing to undertake these compliance activities. Because our common stock is subject to the rules and restrictions regarding penny stock transactions, an investor’s ability to sell to a third party and our ability to raise additional capital may be limited. We make no guarantee that our market-makers will make a market in our common stock, or that any market for our common stock will continue.

Our preferred stock has certain preferences over our common stock with regard to liquidation, dividends and election of directors.
Our issued and outstanding Preferred Stock holds a preference in liquidation over our common stock. All of our outstanding Preferred Stock is subject to conversion into common stock upon the occurrence of certain enumerated events and contain provisions that may limit our ability to raise additional capital if needed. In addition, any such conversion will dilute our existing common stockholders.

Our ability to issue additional preferred stock or other convertible securities may adversely affect the rights of our common stockholders and may make takeovers more difficult, possibly preventing you from obtaining optimal share price.

Our Articles of Incorporation authorize the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval (but subject to applicable government regulatory restrictions), to issue additional preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of an issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. We have also historically used securities that are convertible into common stock as a currency to finance acquisitions and may continue to do so in the future.

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholder upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

We may receive up to $5,000,000 from the shares offered by the Company. Any proceeds from the sale of these shares will be immediately available to the Company. We intend to use any funds received in this offering for general working capital purposes.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	lack of demand for our products and services offered over the Internet;
•	competitive products and pricing;
•	limited amount of resources devoted to advertising;
•	changes in the regulation of the IP telephony industry at either or both of the federal or state levels;
•	competitive pressures in the IP telephony industry;
•	general conditions in the economy and capital markets; and
•	our results of operations, financial condition and businesses.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. The selling stockholders acquired our securities pursuant to the Security Agreement the material terms of which are described beginning on page 16.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholder upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholder is entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholder exercises the warrants on a cashless basis, we will not receive any proceeds.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Shares of Common Stock		Percentage of	Number of		Shares of Common	Percentage of
Name	Owned Prior to the Offering (1)		Ownership Before the Offering (1)	Shares Being Offered		Stock Owned After the Offering(2)	Ownership After the Offering(2)

Valens U.S. SPV I, LLC (3) (4)	18,073,602	(5)	8.12%	18,073,602	(6)	0	0%
Valens Offshore SPV II, Corp. (7) (4)	15,152,156	(8)	6.89%	15,152,156	(9)	0	0%
Oberon Securities, L.L.C. (10)	5,000,000		2.40%	5,000,000	(11)	0	0%

(1) Applicable percentage ownership is based on 205,118,975 shares of common stock outstanding as of February 4, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of February 4, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 4, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes all shares offered hereby are sold.

(3) Valens US is managed by Valens Capital Management, LLC (“VCM”). Eugene Grin and David Grin, through other entities, are the controlling principals of VCM, and share voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer.

(4) Pursuant to the terms of the Convertible Notes and the Lender Warrants, the holder is not permitted to convert the Convertible Notes or exercise the Lender Warrants if the number of shares issuable upon such exercise or conversion will result in beneficial ownership of more than 9.99% of the Company’s common stock by the holder and its affiliates. The holder has the right to waive this restriction upon 61 days notice to the Company (and thus are not “beneficially owned” under Rule 13d-3 until one day after such notice is given).

(5) Does not include 15,152,156 share beneficially owned by Valens Offshore. Valens Offshore is an affiliate of Valens US.

(6) Represents (i) 726,315 Letter Agreement Shares issued to Valens US pursuant to the Letter Agreement, (ii) 9,000,000 shares of common stock underlying the Convertible Note issued to Valens US pursuant to the Security Agreement, and (iii) 8,347,287 shares underlying Lender Warrants issued to Valens US pursuant to the Security Agreement.

(7) Valens Offshore is managed by VCM. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM, and share voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer.

(8) Does not include 18,073,602 shares beneficially owned by Valens US. Valens US is an affiliate of Valens Offshore.

(9) Represents (i) 326,316 Letter Agreement Shares issued to Valens Offshore pursuant to the Letter Agreement, (ii) 11,000,000 shares of common stock underlying the Convertible Note issued to Valens Offshore pursuant to the Security Agreement, and (iii) 3,825,840 shares underlying Lender Warrants issued to Valens Offshore pursuant to the Security Agreement.

(10) Oberon Securities, L.L.C. is owned by Oberon Management, LLC, which is in turned owned 1/3 by Adam Breslawsky and 2/3 by OG Partners. OG Partners is owned 50% by Elad Epstein and 50% by Nicole Schmidt. The selling stockholder is a broker-dealer. The selling stockholder received its shares as compensation for investment banking services.

(11) Represents the (i) 1,600,000 Broker Shares, (ii) 2,800,000 shares underlying the Broker Warrants, and (iii) 600,000 Retainer Fee Shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
• facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately-negotiated transactions;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• through the writing of options on the shares;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We are also offering a maximum of 25,000,000 new shares of common stock on a best efforts basis. There is no commitment on the part of any person to purchase and pay for any shares. Our officers, directors and/or employees will be offering the shares for sale, but they will receive no compensation for their efforts in making any such offers or sales. Our officers, directors and employees may only make sales if they can rely on the exemption provided by Rule 3a4-1under the Securities Exchange Act of 1934, which permits such persons to sell securities under certain circumstances without registration as a securities broker.

We may also engage registered broker-dealers to offer and sell the shares. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of shares sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of shares sold. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the units being offered. In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this Prospectus and the accompanying subscription application to prospective investors. We may terminate this offering prior to the expiration date.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash, check or wire transfer payable to NewMarket Technology, Inc.

Our officers and directors may purchase additional shares, however we do not have any such arrangement with our officers and directors.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with officers and directors who:

(i)   will not receive any commission in connection with the sale of any securities registered in this offering;
(ii)   are not and have not been associated persons of a broker dealer within the preceding 12 months;
(iii)  do not participate in selling an offering of securities for any issuer more than once every 12 months;
(iv)  have not been subject to any statutory disqualification as defined in section 3(a)(39) of the Securities Exchange Act; and
(v)   intend to primarily perform, at the end of this offering, substantial duties on behalf of the issuer otherwise than in connection with transactions in securities.

As a result, our officers and directors will not register as a broker-dealer with the Securities and Exchange Commission pursuant to Section 15 of the Securities Act in reliance of Rule 3a4-1 of the Exchange Act which sets forth the above mentioned conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed a broker-dealer.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information

Our common stock has been, since July 1998, and is currently, quoted on the OTC Bulletin Board under the symbol “NMKT”. The following table sets forth, for the calendar periods indicated, the high and low bid information for our common stock. The quotations are interdealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions.
Calendar Year	High	Low
2005
First Quarter	$0.74	$0.40
Second Quarter	0.64	0.40
Third Quarter	0.51	0.36
Fourth Quarter	0.45	0.29
2006
First Quarter	$0.41	$0.27
Second Quarter	0.70	0.34
Third Quarter	0.35	0.28
Fourth Quarter	0.38	0.26
2007
First Quarter	$0.45	$0.28
Second Quarter	0.45	0.29
Third Quarter	0.35	0.21
Fourth Quarter	0.29	0.18
2008
First Quarter *	$0.22	$0.18

* As of February 4, 2008

On February 4, 2008 the last sale price reported on the OTC Bulletin Board for our common stock was $0.192 per share

Holders

As of February 4, 2008, there were 205,118,975 shares of common stock issued and outstanding. As of February 4, 2008, there were 178 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant. We are also subject to certain restrictions related to the declaration of dividends on our common stock share by the terms of our outstanding preferred stock.

DESCRIPTION OF BUSINESS

History of the Business

The Company was originally incorporated as Nova Enterprises, Inc. in the State of Nevada on February 19, 1997, to develop and produce a proprietary software solution for use in Internet Telephony (hereafter referred to as "IP Telephony").  In March 1998, the Company entered into a reorganization agreement, pursuant to which our predecessor exchanged 9,000,000 shares of its common stock for all of the outstanding common shares of a private operating company known as IPVoice Communications, Inc. ("IPVCDE"), a transaction commonly referred to as a "reverse acquisition." In general terms, a reverse acquisition is a transaction in which the inactive public entity acquires an operating company and then changes its name as the surviving parent corporation to the name of the subsidiary and allows the subsidiary to appoint management in the surviving public entity. Thereafter, the subsidiary may formally merge with the parent or may continue to operate as a separate operating subsidiary. In this case, the subsidiary transferred all of its assets to the parent. The reorganization agreement was accounted for as a reorganization of IPVCDE.

In May 1999, the corporate name was changed to IPVoice.com, Inc. In January 2001, in connection with the acquisition of 100% of the issued and outstanding shares of the common stock of IPVoice Communications, Inc., a Delaware corporation, the name was changed to IPVoice Communications, Inc. As a result of that acquisition, the prior Delaware corporation ceased to exist, and the Nevada corporation became known as IPVoice Communications, Inc. The prior officers and directors resigned and were replaced by the officers and directors of the Delaware incorporated IPVoice Communications, Inc. This transaction was accounted for as a reorganization of IPVoice Communications, Inc.

Until August 1999, the Company conducted business from its headquarters in Denver, Colorado at which time the headquarters was relocated to Phoenix, Arizona. In June 2002, the headquarters relocated again to its current location in Dallas, Texas.

On June 19, 2002, the Company acquired all of the assets of VergeTech Inc. (“VTI”) in exchange for a $3,000,000 promissory note convertible into 50% of the issued and outstanding shares of the Company as of the date of issuance. VTI was a privately held communications industry technology services firm founded in 1997 and headquartered in Dallas, Texas.

In accordance with the VTI asset acquisition agreement, the Company’s board of directors and the management team resigned and VTI management assumed the vacated management positions. Philip Verges, the founder of VTI, became our Chief Executive Officer and Chairman.

As part of the Company's renewed business strategy, two additional acquisitions were completed in the 2003 fiscal year. The Company acquired all of the issued and outstanding stock of Infotel Technology PTE Ltd. ("Infotel") in Singapore as part of a strategy to establish a foothold operation in Asia. The Company also acquired a majority of the issued and outstanding stock of IP Global Voice, Inc. ("IP Global Voice") of San Francisco, California as part of a strategy to accelerate business development. Each of these businesses is now operated as a majority or wholly-owned subsidiary of the Company. Infotel is a communications systems integrator engaged in the business of reselling and integrating specialty communication devices to various government agencies and commercial customers. IP Global Voice is a full feature Voice-over IP service provider that went into production in December, 2003.

To better reflect the Company's renewed business plan and the product line expansion beyond voice communications, the Company changed its name from IPVoice Communications Inc. to NewMarket Technology Inc. in June 2004. The common stock is currently traded on the OTC Bulletin Board under the symbol "NMKT."

NewMarket entered the healthcare industry in 2004 by acquiring Medical Office Software Inc. (“MOS”), a twenty year old technology company providing practice management and claims processing IP software and maintenance to three thousand ongoing physician clients. NewMarket further added to its Healthcare strategy with a minority investment in Sensitron, Inc., a wireless health records maintenance provider.

NewMarket also entered the Homeland Security industry in 2004 with our acquisition of Digital Computer Integration Corporation ("DCI"). DCI provides custom integrated technology solutions to military and civil government agencies that include a number of proprietary IP communication homeland security technologies. We subsequently acquired Netsco Inc., a software firm with a proprietary radio- frequency identification (RFID) technology already trialed for military application and marketed in partnership with Sun Microsystems, Inc.

NewMarket continued to expand its telecommunications industry strategy in 2004 with a minority investment in RedMoon Broadband Inc. ("RedMoon") RedMoon specializes in the engineering and management of municipal wireless broadband networks.

In the second half of 2004, NewMarket entered into an agreement to purchase Logicorp, Inc., a general technology service business.  The acquisition was never completed regardless of the fact that the Company paid in excess of $1 million in cash out of a $2.1 million total purchase price.  Some joint operations between Logicorp and NewMarket ensued. Ultimately, Logicorp did not prove to be a sustainable business and the operations of Logicorp have been closed or divested.  NewMarket has alternatively entered into an agreement to exchange our contemplated equity position in Logicorp for a minority equity position in Broker Processing Service, Inc., a financial services software company.

Part of the Company's growth strategy includes expansion into high-growth developing economic regions. These developing economic regions provide both an environment for accelerated growth as well as a parallel platform for acquiring early stage subsidiary technology companies and developing them into mainstream technology service and product companies.

In January of 2005, NewMarket partnered with Gaozhi Science and Technology in Shanghai China to establish NewMarket China, Inc. (“NewMarket China”), a wholly owned subsidiary of NewMarket. NewMarket China owns a Chinese wholly owned foreign entity (WOFE) that operates under the name Clipper Technology, Inc (“CLPTEC”) which was formed in 2005.  CLPTEC is engaged in the development, implementation, integration and maintenance of technology software and supporting peripherals for computing, communications, and data exchanges.  In October 2005, CLPTEC established a joint venture agreement with Zhang Wei Lin, the Managing Director and legal representative of the Huali Group as a whole.  CLPTEC owns 51% of the joint venture. The Huali Group consists of many entities and business units engaged in the distribution and sale of technology hardware and software as well as peripherals of computer networking equipment, predominantly in the Zhejiang Province of the Peoples Republic of China.  The joint venture between CLPTEC and Zhang Wei Lin is to engage in the business of application software development, sale of proprietary software, value added reselling of leading business application software and the sale of system and network software.

In February 2005, we entered into an agreement with Defense Technology Systems, Inc. (“DFTS”), a homeland security products company, under which DFTS acquired our majority interest in DCI in exchange for two classes of DFTS preferred stock which represent a majority voting interest in DFTS.  The voting control of the preferred stock has been subjugated to a proxy committee which is controlled by the executive officers of DFTS.

In 2005, NewMarket expanded a partnership with TekVoice Communications, Inc. (“TekVoice”) to include the acquisition of a minority interest in TekVoice. TekVoice will expand the NewMarket business model into the Hispanic and Latin American market with plans to establish an independent public listing on a United States securities exchange. Currently, TekVoice is a Hispanic and Latin America voice-over IP (“VoIP”) service provider.

In May 2005, NewMarket executed a stock purchase agreement to acquire fifty-one percent ownership of Vera Technology Inc (“Vera”). In a simultaneous agreement, Vera acquired one hundred percent of Classified Information Inc. (“CI”). NewMarket exchanged $1.3 million in preferred stock for Vera preferred stock of equal value that includes fifty-one percent voting rights. CI provides a proprietary and patented, secure data exchange solution that enables simple and complete interoperability across all network configurations, on all computer systems, and with essentially every associated software package. The proprietary solution allows companies to communicate securely via the Internet through adaptive and secure transfer protocols supporting all leading standards of electronic data interchange (EDI), extensible markup language (XML), and flat file transfers.

In June 2005, NewMarket acquired substantially all of the assets of Corsa Networks Technologies, Inc.  (“Corsa”). Corsa is a five-year-old IP systems integration firm specializing in the construction of secure communication networks.  These assets are being operated in conjunction with the operations of IP Global Voice.

In February 2006, the Company entered into a Quota Purchase and Sale Purchase Agreement with the founders of  UniOne Consulting Ltda., a Brazilian limited liability company, (“UniOne”), to acquire the founders’ 100% interest in UniOne.  The purchase price to be paid by the Company is $6,460,320, which may be increased to $8,539,680 based on various financial benchmarks.  The purchase price is payable in tranches through the end of 2008.UniOne is a systems integrator, developer and business practice implementation company, providing support for the integration and maintenance of enterprise software applications. UniOne is located in Sao Paulo and Rio de Janeiro, Brazil, as well as a regional office in Santiago de Chile, Chile.

In March 2006, the Company and Sensitron Inc. (“Sensitron”), a Delaware corporation, agreed to convert NewMarket’s previous equity investment of $411,400 in Sensitron into a two –year Promissory Note with a rate of 6% per annum. Additionally, the Company received 20,000 warrants to purchase common stock of Sensitron.   The parties previously entered into a Common Stock Subscription Agreement dated August 17, 2004 and pursuant to the terms of that Subscription Agreement, NewMarket had invested the sum of $411,400 in Sensitron.

In August 2006, the Company executed an agreement with Vera under which the Company sold its majority interest in Vera to the existing management of Vera in consideration for $5,000 in cash and a $1.3 million unsecured promissory note. The note matures in twenty years, however the principal repayment may be accelerated provided that Vera meets certain financial milestones.

In August 2006, NewMarket China executed an Agreement and Plan of Reorganization (the “NewMarket China Agreement") with Intercell International Corporation ("Intercell").  The NewMarket China Agreement provided for all of the issued and outstanding stock of NewMarket China, one thousand  (1,000) shares  held by NewMarket, to be  exchanged  for two million  (2,000,000) restricted common shares of Intercell.  As a result of the NewMarket China Agreement, NewMarket China became a wholly-owned subsidiary of Intercell.  Simultaneously, NewMarket purchased 250,000 shares of newly designated Series A Preferred Stock from Intercell for an aggregate purchase price of $250,000.  The shares of Series A Preferred Stock may be converted  into that number of authorized but unissued  common shares of Intercell, which shall be equal to 60% ownership of Intercell after  giving  effect  to  such  issuance on and as of  the  date  of conversion.  In January 2007, Intercell’s name and stock ticker symbol was changed to NewMarket China to reflect the new operations of the business.

In October 2006, NewMarket completed the sale of its majority interest in MOS pursuant to a stock purchase agreement  with VirtualHealth Technologies, Inc. (“VirtualHealth”). Under the terms of the agreement, NewMarket received 1.4 million shares of VirtualHealth common stock and a $900,000 convertible note in exchange for its  majority  interest  in MOS.

In February 2007, NewMarket executed a share exchange agreement with Paragon Financial Corporation (“Paragon”), a Delaware corporation,   under which the Company will sell our interest in Unione to in exchange for the issuance to the Company of a supermajority voting preferred stock.  These preferred shares will be deemed at all times as the equivalent of ninety-percent (90%) of the common shares of Paragon for voting purposes on all matters.  It is anticipated that this transaction will close in the first quarter of 2008.

In March 2007, NewMarket executed a definitive agreement with Diamond I, Inc. ("DMOI") under which the Company would purchase 2 million shares of DMOI Series B Preferred Stock ("Series B shares") to be issued in consideration for cash and a promissory note to be issued by the Company. The Series B shares would be deemed at all times as the equivalent of sixty-percent (60%) of the common shares of DMOI for voting purposes on all matters. In June 2007, the agreement expired and the parties terminated further discussions.

The Company has never been the subject of a bankruptcy, receivership or similar proceeding.

Recent Developments

On November 30, 2007, we entered into a Security Agreement (the “Security Agreement”), by and among the Company, certain of the Company’s subsidiaries including IP Global Voice, Inc., Netsco, Newmarket Broadband, Inc., Newmarket Intellectual Property, Inc., and NewMarket China, Inc., and LV Administrative Services, Inc. (the “Agent”) as administrative agent and collateral agent for Valens U.S. SPV I, LLC (“Valen US”), and Valens Offshore SPV II, Corp. (“Valens Offshore”, and together with the Agent and Valens US, the “Credit Parties”). Pursuant to the Security Agreement, we issued secured convertible term notes to Valens US and Valens Offshore, in the principal amounts of $1,800,000 and $2,200,000, respectively (collectively, the “Convertible Notes”). We also issued five year warrants to purchase 8,347,287 shares of our common stock to Valens US and five year warrants to purchase 3,825,840 shares of our common stock to Valens Offshore (collectively, the “Lender Warrants”). The Lender Warrants have an exercise price of $0.22 per share.

In addition, we issued a revolving note to Valens US (the “Revolving Note”), pursuant to which Valens US committed to advance up to $3,000,000 to the Company.

We issued Oberon Securities, L.L.C. (“Oberon”), the placement agent for the Security Agreement, 1,600,000 shares of our common stock (the “Broker Shares”), and five year warrants to purchase 2,800,000 shares of our common stock (the “Broker Warrants”). The Broker Warrants have an exercise price of $0.20 per share.

The Convertible Notes and the Revolving Note bear interest at a rate equal to the “prime rate” published in the Wall Street Journal plus 2 percent (2%), per annum (the “Contract Rate”), provided however that the Contract Rate shall not at any time be less than nine percent (9%) per annum.  The unpaid principal and accrued interest under the Convertible Notes and the Revolving Note are due and payable on November 30, 2010 (the "Maturity Date"). The interest on the Convertible Notes and the Revolving Note is payable monthly, in arrears, commencing on December 1, 2007.

The Convertible Notes require amortizing payments of the principal amount of $73,333 (with respect to the Convertible Note issued to Valens Offshore) and $59,999 ( with respect to the Convertible Note issued to Valens US) together with any accrued and unpaid amounts (the “Monthly Amount”) which are owed to the Creditor Parties, commencing on June 1, 2008 and on the first business day of each succeeding month thereafter through the Maturity Date. The Creditor Parties may convert a portion of the Monthly Amount into shares of the Company’s common stock provided: (A) the average closing price of the Company’s common stock exceeds 115% of the Fixed Conversion Price of $.20; (B) the amount of such conversion does not exceed 25% of the average dollar trading volume of the Company’s common stock for the 22 trading date immediately preceding the due date of the Monthly Payment. If the criteria set forth above in (A) is met but the criteria set forth in (B) is not met as to the entire Monthly Amount, the Creditor Parties shall convert only such part of the Monthly Amount that meets the criteria set forth in (B). Any portion of the Monthly Amount that has not been converted into shares shall be payable at the rate of 100% of the Monthly Amount in cash. In addition, the Company is not permitted to make any payments in shares of its common stock if there is no effective registration statement covering the resale of the shares or an event of default exists and is continuing.

Pursuant to the Security Agreement, an event of default shall be deemed to  include: the Company's failure to pay any amount due under the Notes and the Revolving Note where such failure continues for a period of 3 days after such payment is due; the failure of the Company and its subsidiaries to pay any taxes when due; any person or group, other than a lender under the Security Agreement, becomes the beneficial owner of 35% or more of the Company's voting equity interests or if the Board of Directors of the Company ceases to consist of a majority of the Company's Board of Directors on the date of the Security Agreement or the Company or any of its subsidiaries mergers or consolidates with or sells all or substantially all of its assets; the indictment of the Company or any of its subsidiaries or any officer of the Company under any criminal statute or commencement of criminal or civil proceedings against any company; and the Company’s failure to deliver common stock as required by the warrants and the Notes and such failure is not cured within 2 business days.

The Company granted a security interest to the Agent for the benefit of Valens US and Valens Offshore in all of the Company’s real or personal, tangible or intangible, property and assets. The Company also pledged the stock of its subsidiaries and other equity interests owned by the Company.

Pursuant to a letter agreement, dated February 1, 2008 (the “Letter Agreement”), entered into between the Agent, and the Company and certain of the Company’s subsidiaries, the Agent notified the Company of certain breaches (the “Existing Breaches”) of the Company’s obligations under the Security Agreement and additional agreements entered into in connection therewith. The Agent agreed not to declare an “Event of Default” under the Security Agreement, solely based on the Existing Breaches, provided that, among other things, the Company issued 726,315 shares of common stock to Valens US and 326,316 shares of common stock to Valens Offshore (collectively, the “Letter Agreement Shares”). The Company issued the Letter Agreement Shares on February 1, 2008.

Pursuant to registration rights agreements entered into in connection with the Security Agreement, as amended pursuant to an amendment agreement entered into in connection with the Letter Agreement, we are obligated to file a registration statement registering the resale of the Letter Agreement Shares, and of the shares of the Company's common stock issuable upon conversion of the Convertible Notes and exercise of the Lender Warrants, within 60 days and to have such registration statement declared effective within 180 days. The Company is also required to file a registration statement to register shares of common stock underlying any warrant issued after the closing within 90 days after the issuance of such warrants and shares issuable to the holders as a result of any adjustments of the Fixed Conversion Price or the exercise price of the warrants within 90 days after any such event or the date of adjustment and have such registration statement declared effective within 90 days. The Company will be required to pay liquidated damages if a registration statement is not timely filed, or declared effective within the required timeframes or ceases to be effective after being declared effective for a period of 90 days in any 365 days or 30 consecutive days or the Company’s common stock is not listed or quoted or is suspended from trading for a period of 3 consecutive trading days. Pursuant to the Letter Agreement, the Agent agreed not to declare an “Event of Default” under the Security Agreement, provided that, among other things, the registration statement is filed on or before February 6, 2008.

The Company also entered into certain additional agreements in connection with the Security Agreement, including:

1.	Stock Pledge Agreement;
2.	Intellectual Property Security Agreement; and
3.	Collateral Assignment of Notes.

The issuance and sale of the Convertible Notes, Lender Warrants, and Revolving Note pursuant to the Security Agreement, and the issuance and sale of the Broker Warrants and Broker Shares, was in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the transaction. The Convertible Notes, Lender Warrants, and Revolving Note issued pursuant to the Subscription Agreement, and the Broker Warrants and Broker Shares, contain restrictive legends preventing the sale, transfer or other disposition of such notes and warrants, unless registered under the Securities Act, or pursuant to an exemption therefrom.

Current Corporate Strategy:

We are in the business of developing market entry technology products and services into early and mainstream technology products and services. To this end, NewMarket has introduced a business model which we believe overcomes the profit margin pressure facing the technology service sector resulting from the globalization of the technology labor force.

In general, the component functions of the NewMarket business model are to:

1) find and acquire timely early stage technology companies;
2) incrementally invest to market refine the acquired technology offering;
3) concentrate initial sales efforts on focused pilot opportunities;
4) expand pilot opportunities to a level that proves market viability;
5) spin the technology company out into a next stage, stand alone company to support expanded capital formation;
6) maintain the support service economy of scale by retaining support service contract functions at NewMarket; and
7) build service and sales capacity in developing economies oversees to take advantage of reduced labor expense and to sell into fast growing economic regions with less brand name competition than in North America.

Technology sector businesses face two substantial market wide systemic issues. First, the growing global technical labor force is creating significant profit margin pressure as technology companies continue to ratchet down expenses and sell at prices below their competition by employing the ever growing technology labor force from developing economic countries around the world. The global technology labor force is growing and technology companies will continue to chase each other's downward spiraling labor expense in turn continuing to squeeze technology company profit margins for the foreseeable future. Secondly, since the collapse of the dotcom investment market, the technology sector has not been able to re-establish consistent investment community interest in technology innovation. Profit margin pressure deters investment community interest at the same time making internal research and development investment an unlikely alternative. Technology innovation is critical to the technology sector. Updated technology products with enhanced features and performance that replace last generation products are a significant and critical portion of the overall technology market.

We believe NewMarket improves technology product and service profit margins by combining traditional product and service revenues with income monetized from the overall business value of a technology offering. The equity value is usually a factor of the future earnings potential of a new technology. Earnings potential is generally derived by projecting the currently realized revenue and earnings of a product or service offering, within its market entry customer scope, across the entire market of potential customers that are likely future candidates for the new product or service offering. NewMarket contains each technology product and service offering within a subsidiary company. As the product and service offering matures, NewMarket plans to monetize the overall value of the technology offering through an incremental liquidation of stock in the subsidiary company housing the now mature product or service offering. The revenue and profits of the now mature product or service offering combined with the income from the incremental sale of stock in the associated subsidiary will provide NewMarket with a profit margin advantage.

The NewMarket corporate structure that enables the incremental sale of subsidiary stock in order to boost product and service revenues and profits is also the aspect of the NewMarket business model that attracts investment in technology product and service innovation. In addition to selling stock in subsidiary companies to combine equity income with traditional product and service revenue and profits, the subsidiary structure provides an attractive long term and incremental return on investment opportunity for both institutional and retail common shareholders. When a subsidiary company is positioned for incremental liquidation through an independent public listing or the sale of subsidiary stock to a third-party company, NewMarket will issue subsidiary stock to common shareholders through a dividend declaration. By issuing stock in subsidiary companies to NewMarket common shareholders, NewMarket believes it will enhance long-term return opportunity for common shareholders by adding dividend returns to NewMarket stock appreciation, if any. The ability of NewMarket common shareholders to liquidate subsidiary stock issued in a NewMarket dividend creates incremental return opportunities that can be immediately realized without liquidating NewMarket stock.

We believe the NewMarket business opportunity is perpetuated by the ongoing demand for technology innovation. New technologies likewise require ongoing investment. However, since the 2001 collapse of the high tech IPO market, new technologies have struggled to find investment and investors have not found an attractive start-up investment model.

NewMarket has set out to replace the high tech IPO market with the micro-cap public market. The technology start-ups are appropriately much smaller organizations with more reasonable start-up goals. The required capital investments are correspondingly smaller.

In order to create a meaningful organization through smaller investments, the counter strategy to smaller investments is more investments. NewMarket is concentrating on Internet Protocol (IP) Communication Technologies. The Company currently has three market sector concentrations, each leveraging a core expertise in IP Technology - Telecommunications, Healthcare and Homeland Security.  The Company has plans to expand into financial services technologies.

Developments in 2006 included the acquisition of UniOne Consulting Ltda. in Sao Paulo, Brazil. UniOne expands NewMarket’s Latin American operations with the addition of a notable systems integration operation which has contributed more than $15 million in annual profitable revenue.

While having made substantial progress, NewMarket is still acquiring the necessary operating assets and management expertise to continue with the proposed business. In addition to continuing to acquire necessary assets and management, NewMarket must also reorganize the operating assets already acquired in order to derive the benefit intended to the Company through the original acquisition. There is no assurance that any benefit will result from such activities.

We issued Oberon Securities, L.L.C. (“Oberon”), the placement agent for the Security Agreement, 1,600,000 shares of our common stock (the “Broker Shares”), and five year warrants to purchase 2,800,000 shares of our common stock (the “Broker Warrants”). The Broker Warrants have an exercise price of $0.20 per share.

Pursuant to a letter agreement, dated February 1, 2008 (the “Letter Agreement”), entered into between the Agent, and the Company and certain of the Company’s subsidiaries, the Agent notified the Company of certain breaches (the “Existing Breaches”) of the Company’s obligations under the Security Agreement and additional agreements entered into in connection therewith. The Agent agreed not to declare an “Event of Default” under the Security Agreement, solely based on the Existing Breaches, provided that, among other things, the Company issued 726,315 shares of common stock to Valens US and 326,316 shares of common stock to Valens Offshore (collectively, the “Letter Agreement Shares”). The Company issued the Letter Agreement Shares on February 1, 2008.

Future plans call for acquiring companies that augment and complement current products and customers. Such plans involve various risks to future business operations and financial condition. If we fail to perform adequate due diligence, we may acquire a company or technology that:

(a) is not complementary to the business;
(b) is difficult to assimilate into the business;
(c) subjects the Company to possible liability for technology or product defects; or
(d) involves substantial additional costs exceeding estimated costs.

In addition, we also face the following risks in connection with our acquisitions:

(a) we may spend significant funds conducting negotiations and due diligence regarding a potential acquisition that may not result in a successfully completed transaction;
(b) we may be unable to negotiate acceptable terms of an acquisition;
(c) if financing is required to complete the acquisition, we may be unable to obtain such financing on reasonable terms, if at all; and
(d) negotiating and completing an acquisition, as well as integrating the acquisition into our operations, will divert management time and resources away from our current operations and increase our costs.

Our Principal Products/Services

We provide full service software and systems development, integration and maintenance and maintain product reseller and integrator partnerships with Microsoft, Hyperion, SAP, Oracle, Cisco, Sun Microsystems, and iPass, among other software and systems corporations. We maintain our own line of emerging proprietary technologies that compliment and enhance the functions and features of our corporate brand name partners. Our in house proprietary offerings include:

•	Voice over IP (VoIP) services
•	Broadband Wireless Services
•	Voice Mail and Messaging Services;
•	Prepaid Long-Distance Calling Card Services;
•	Corporate Long-Distance, Fax and Data Networking Services;
•	E-commerce Communications Services for businesses selling products and services over the Internet; o Intelligent Contact Management
•	Wireless Features, Long-Distance and Applications.
•	Electronic Data Interchange (EDI) Software.

Revenue/Products Breakdown

To date, our revenues have come primarily in the following product areas:

•	Hardware and Software Systems Integration
•	Software Licensing
•	IP Telephone Services, both Domestic and International
•	Technical Independent Consulting
•	Network Security

Our Customers

We have three major types of customers: large and small national and international corporations, such as Siemens, Assurant, Sabre, Centex, Avon, Bayer, ExxonMobil, Asia Pacific and Visa International; service providers (domestic and foreign), including Internet Service Providers (ISPs), Application Service Providers (ASPs), Local Exchange Carriers (LECs) and Competitive Local Exchange Carriers (CLECs); and governments (domestic and foreign). We are not materially dependent on one or a few customers.

Our Billing Practices

For integration and licensing services, we bill our customers on a biweekly basis. On most communication services such as local and long distance provided through our service provider, we provide services on a prepaid basis. We also offer real-time billing. Real-time billing allows the customer to secure reports on the volume of calls, locations called, exact amount owed and other features. We also offer major customers weekly and monthly billing, if they post letters of credit.

Geographic Markets

Our target markets are located domestically in all 50 states and internationally in developing economies, including Asia and Latin America.

Marketing

We plan to partner with branded communications providers to integrate their systems into a consolidated package representing a single value proposition for direct marketing to our target markets.

Competitive Business Conditions

The Internet-based communications software products industry is highly competitive and varied. Many of our existing and potential competitors have financial, personnel, marketing, customer bases and other financial resources significantly greater than ours. Among our various competitors are many of our potential customers such as Bell South, Qwest, Cisco Systems and Lucent Technologies. These competitors have the flexibility to introduce new service and pricing options that may be more attractive to our existing and potential customers. As a result, these competitors have greater growth and profit potential than we do. We will attempt to overcome the competitive advantages of our competitors by pursuing our new strategy of acquiring businesses that are complementary to our own and which provide us with brand name recognition.

Suppliers/Raw Materials

Our principal suppliers are provided below:

•	Microsoft
•	SAP
•	Hyperion Solutions
•	iPass
•	Broadsoft
•	Cisco Systems
•	Sun Microsystems
•	Oracle
•	Andrew Telecommunication Systems

Although there can be no assurances, management believes that we have good relations with each of our principal suppliers. Our business does not require the use of raw materials to any significant degree. Those raw materials that we do need are readily available through numerous commercial sources.

Patents, Trademarks and Licenses

We have one provisional patent for our RFID shipping management product. Otherwise we do not hold, and have not applied for, any patents. We have previously filed for service mark protection with the U.S. Patent and Trademark Office for the following marks but, we do not immediately intend to vigorously follow up on those filings.

•	IPVoice
•	MultiCom
•	AuditRite
•	TrueConnect
•	TruePartner
•	4Com
•	ICB Connect
•	IP Jack-in-the-Box (stylized mark)
•	COMMUNICATIONS OUT OF THE BOX
•	IPVoice.net
•	IPVoice.com
•	FLAT5
•	FLAT25
•	4X4

The applications were filed between August 1998 and early 2001. To date, the following marks have been accepted for registration: MultiCom, TrueConnect, 4Com, IP Jack-in-the-Box, and FLAT25. Various office actions have been issued and responses filed. There can be no guarantees as to when, if ever, registration will be granted on any or all of our applications.

Regulatory Matters

Federal

We have no current domestic license with the Federal Communications Commission ("FCC"). We use the Internet for transmission of long- distance telephone calls. Presently, the FCC does not regulate companies that provide IP Telephony services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which these regulatory authorities have long-standing authority.

We have previously requested our Competitive Local Exchange Carrier (CLEC) and Inter eXchange Carrier (IXC) status in the U.S., but do not presently intend to vigorously continue pursuing the CLEC and IXC status. A CLEC designation permits the resale of local telecommunications services and an IXC designation allows for the resale of long-distance telecommunications services. We also have received a 214 international license from the FCC for international long-distance service.

Canadian

In Canada, the Canadian Radio-Television and Telecommunication Commission determined in 1998 that IP Telephony service providers must pay local contribution charges for calls terminating on local telephone networks, while those calls that originate and terminate on computers are not subject to these charges. Canadian regulatory authorities may in the future make a determination to apply international call termination fees or otherwise tariff IP Telephony. We may also be required to comply with the regulations regarding the operation of our business in several foreign jurisdictions and will be subject to compliance with the requirements of the authorities of these locales regarding the establishment and operation of our business.

State

Our business strategy historically subjected us to varying levels of regulation in the states in which we anticipated providing intrastate telecommunications services. The vast majority of the states required us to apply for certification to provide intrastate telecommunications services, or at least to register or to be found exempt from regulation before commencing intrastate service. The majority of states also require us to file and maintain detailed tariffs listing our rates for intrastate service. Although we had previously started the process of filing in each state, we do not intend to pursue this process vigorously at this time.

We currently are not subject to any state regulation with respect to our Internet-related services. However, there can be no assurances that we will not be subject to such regulations in the future. Additionally, we are not aware of any pending legislation or regulations that would have a material adverse effect on our operations. As we expand our efforts we must remain attentive to relevant federal and state regulations. FCC rules prohibit switching a customer from one long-distance carrier to another without the customer's consent and specify how that consent must be obtained. Many states have consumer protection laws that further define the framework within which our marketing activities must be conducted. We intend to comply fully with all laws and regulations; however, the constraints of federal and state restrictions could impact the success of direct marketing efforts and otherwise increase our costs of doing business.

Future Regulation:

Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as:

•	content,
•	privacy,
•	access to adult content by minors,
•	pricing,
•	bulk e-mail,
•	encryption standards,
•	consumer protection,
•	electronic commerce
•	taxation,
•	copyright infringement, and
•	other intellectual property issues.

We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.

If, as the law in this area develops, we become liable for information carried on, stored on or disseminated through our gateways, it may be necessary for us to take steps to reduce our exposure to this type of liability through alterations in our equipment, expanded insurance coverage or other methods. This may require us to spend significant amounts of money for new equipment or premiums and may also require us to discontinue offering certain products or services.

In a report to the United States Congress, the FCC stated its intention to consider regulating voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet- based telephone service should be subject to universal service support obligations or pay carrier access charges on the same basis as traditional telecommunications companies.

Local telephone companies assess access charges to long-distance companies for the use of the local telephone network to originate and terminate long-distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long-distance companies complaining that the rates are substantially in excess of cost, but local telephone companies argue that access rates are justified to subsidize lower local rates for end users and other purposes. Local and long-distance companies both contend that Internet-based telephony should be subject to these charges. Since we plan to continue to install our gateways and to offer IP Telephony, we could be directly affected by these developments. We cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet service providers.

A governmental body could impose sales and other taxes on the provision of our services, which could increase the costs of doing business. A number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. No such laws have become effective to date. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the services that we provide. It may be possible to pass on some of these costs to the consumer and continue to remain competitive.

As our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. New legislation or the application of laws and regulations from jurisdictions in this area could have a detrimental effect upon our business.

Environmental

Our business is not subject to any material costs or other effects as a result of compliance with federal, state or local environmental laws.

Research and Development

In 2006, $0 was spent on Research and Development compared with $110,844 in 2005 and $63,251 in 2004.

Employees

We currently have over 600 employees. None of our employees is represented by a labor union for purposes of collective bargaining. We consider our relations with our employees to be good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	lack of demand for our products and services offered over the Internet;
•	competitive products and pricing;
•	limited amount of resources devoted to advertising;
•	changes in the regulation of the IP telephony industry at either or both of the federal or state levels;
•	competitive pressures in the IP telephony industry;
•	general conditions in the economy and capital markets; and
•	our results of operations, financial condition and businesses.

Critical accounting policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, inventories, warranty obligations, contingencies and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. A discussion of our critical accounting policies and the related judgments and estimates affecting the preparation of our consolidated financial statements is included in our financial statements included in this prospectus.

Overview

We are in the business of developing market entry technology products and services into early and mainstream technology products and services.  NewMarket has introduced a business model to this end with two substantial differentiating features.

1) We believe our business model overcomes the profit margin pressure facing the technology service sector resulting from the globalization of the technology labor force and,

2) We believe the business model enhances the return on investment opportunity for shareholders through regularly generating the issue of equity dividends.

In general, the component functions of the NewMarket business model are to:
1) find and acquire timely early stage technology companies;
2) incrementally invest to market refine the acquired technology offering;
3) concentrate initial sales efforts on focused pilot opportunities;
4) expand pilot opportunities to a level that prove market viability;
5) spin the technology company out into a next stage, stand alone company to support expanded capital formation;
6) maintain the support service economy of scale by retaining support service contract functions at NewMarket; and
7) build service and sales capacity in developing economies oversees to take advantage of reduced labor expense and to sell into fast       growing economic regions with less brand name competition than in North America.

Technology sector businesses face two substantial market wide systemic issues.  The first is the growing global technical labor force is creating significant profit margin pressure as technology companies continue to ratchet down expenses and sell at prices below their competition by employing the ever growing technology labor force from developing economic countries around the world.  The global technology labor force is growing and technology companies will continue to chase each other’s downward spiraling labor expense, in turn, continuing to squeeze technology company profit margins for the foreseeable future.  Secondly, since the collapse of the dotcom investment market, the technology sector has not been able to re-establish consistent investment community interest in technology innovation.  Profit margin pressure deters investment community interest at the same time making internal research and development investment an unlikely alternative.  Technology innovation is critical to the technology sector.  Updated technology products with enhanced features and performance that replace last generation products are a significant and critical portion of the overall technology market.

We believe NewMarket improves technology product and service profit margins by combining traditional product and service revenues with income monetized from the overall business value of a technology offering.  The equity value is usually a factor of the future earnings potential of a new technology.  Earnings potential is generally derived by projecting the currently realized revenue and earnings of a product or service offering, within its market entry customer scope, across the entire market of potential customers that are likely future candidates for the new product or service offering.  NewMarket contains each technology product and service offering within a subsidiary company.  As the product and service offering matures, NewMarket plans to monetize the overall value of the technology offering through an incremental liquidation of stock in the subsidiary company housing the now mature product or service offering.  The revenue and profits of the now mature product or service offering combined with the income from the incremental sale of stock in the associated subsidiary will provide NewMarket with a profit margin advantage.

The NewMarket corporate structure that enables the incremental sale of subsidiary stock in order to boost product and service revenues and profits is also the aspect of the NewMarket business model that attracts investment in technology product and service innovation.  In addition to selling stock in subsidiary companies to combine equity income with traditional product and service revenue and profits, the subsidiary structure provides an attractive long term and incremental return on investment opportunity for both institutional and retail common shareholders.  When a subsidiary company is positioned for incremental liquidation through an independent public listing or the sale of subsidiary stock to a third-party company, NewMarket will issue subsidiary stock to common shareholders through a dividend declaration.  By issuing stock in subsidiary companies to NewMarket common shareholders, NewMarket believes it will enhance long-term return opportunity for common shareholders by adding dividend returns to NewMarket stock appreciation, if any.  The ability of NewMarket common shareholders to liquidate subsidiary stock issued in a NewMarket dividend creates incremental return opportunities that can be immediately realized without liquidating NewMarket stock.

We believe the NewMarket business opportunity is perpetuated by the ongoing demand for technology innovation.  New technologies likewise require ongoing investment. However, since the 2001 collapse of the high tech IPO market, new technologies have struggled to find investment and investors have not found an attractive start-up investment model.

NewMarket has set out to replace the high tech IPO market with the micro-cap public market.  The technology start-ups are appropriately much smaller organizations with more reasonable start-up goals.  The required capital investments are correspondingly smaller.

In order to create a meaningful organization through smaller investments, the counter strategy to smaller investments is more investments.  NewMarket is concentrating on Internet Protocol (IP) Communication Technologies.  The Company currently has three market sector concentrations each leveraging a core expertise in IP Technology – Telecommunications, Healthcare and Homeland Security.  NewMarket creates multiple investment and return opportunities around a single technology concentration.

The combination of multiple companies creates an inherent economy of scale opportunity.  While the company is currently concentrating on three market sectors, it is building only one support service organization.  Installation, integration, ongoing development, maintenance and customer service support are all folding under one organization to support all three markets.  NewMarket has already begun to substantially reorganize its current support service operations to optimize the inherent economy of scale opportunity.

Part of the Company’s growth strategy includes expansion into high-growth developing economic regions.  These developing economic regions provide both an environment for accelerated growth as well as a parallel platform for acquiring early stage subsidiary technology companies and developing them into mainstream technology service and product companies.   NewMarket has entered into a strategic partnership with GaozhiSoft in Shanghai, China.  The two companies have already combined resources to win initial sales contracts.

Recent Developments

In February 2007, NewMarket executed a share exchange agreement with Paragon Financial Corporation, (“Paragon”), a Delaware corporation,   under which the Company will sell our interest in Unione in exchange for the issuance to the Company of a supermajority voting preferred stock.  These preferred shares will be deemed at all times as the equivalent of ninety-percent (90%) of the common shares of Paragon for voting purposes on all matters.  It is anticipated that this transaction will close in the first quarter of 2008.

In March 2007, NewMarket executed a definitive agreement with Diamond I, Inc. ("DMOI") under which the Company would purchase 2 million shares of DMOI Series B Preferred Stock ("Series B shares") to be issued in consideration for cash and a promissory note to be issued by the Company. The Series B shares would be deemed at all times as the equivalent of sixty-percent (60%) of the common shares of DMOI for voting purposes on all matters. In June 2007, the agreement expired and the parties terminated further discussions.

In November 2007, we entered into a security agreement (the “Security Agreement”), by and among the Company, certain of the Company’s subsidiaries including IP Global Voice, Inc., Netsco, Newmarket Broadband, Inc., Newmarket Intellectual Property, Inc., and NewMarket China, Inc., and LV Administrative Services, Inc. as administrative agent and collateral agent for Valens U.S. SPV I, LLC (“Valen US”), and Valens Offshore SPV II, Corp. (“Valens Offshore”). Pursuant to the Security Agreement, we issued secured convertible term notes to Valens US and Valens Offshore, in the principal amounts of $1,800,000 and $2,200,000, respectively (collectively, the “Convertible Notes”). We also issued five year warrants to purchase 8,347,287 shares of our common stock to Valens US and five year warrants to purchase 3,825,840 shares of our common stock to Valens Offshore (collectively, the “Lender Warrants”). The Lender Warrants have an exercise price of $0.22 per share. In addition, we issued a revolving note to Valens US (the “Revolving Note”), pursuant to which Valens US committed to advance up to $3,000,000 to the Company.

We issued Oberon Securities, L.L.C. (“Oberon”), the placement agent for the Security Agreement, 1,600,000 shares of our common stock (the “Broker Shares”), and five year warrants to purchase 2,800,000 shares of our common stock (the “Broker Warrants”). The Broker Warrants have an exercise price of $0.20 per share.

Pursuant to a letter agreement, dated February 1, 2008 (the “Letter Agreement”), entered into between the Agent, and the Company and certain of the Company’s subsidiaries, the Agent notified the Company of certain breaches (the “Existing Breaches”) of the Company’s obligations under the Security Agreement and additional agreements entered into in connection therewith. The Agent agreed not to declare an “Event of Default” under the Security Agreement, solely based on the Existing Breaches, provided that, among other things, the Company issued 726,315 shares of common stock to Valens US and 326,316 shares of common stock to Valens Offshore (collectively, the “Letter Agreement Shares”). The Company issued the Letter Agreement Shares on February 1, 2008.

Future plans call for acquiring companies that augment and complement current products and customers. Such plans involve various risks to future business operations and financial condition. If we fail to perform adequate due diligence, we may acquire a company or technology that:

(a) is not complementary to the business;
(b) is difficult to assimilate into the business;
(c) subjects the Company to possible liability for technology or product defects; or
(d) involves substantial additional costs exceeding estimated costs.

In addition, we also face the following risks in connection with our acquisitions:

(a) we may spend significant funds conducting negotiations and due diligence regarding a potential acquisition that may not result in a successfully completed transaction;
(b) we may be unable to negotiate acceptable terms of an acquisition;
(c) if financing is required to complete the acquisition, we may be unable to obtain such financing on reasonable terms, if at all; and
(d) negotiating and completing an acquisition, as well as integrating the acquisition into our operations, will divert management time and resources away from our current operations and increase our costs.

Results of Operations, Three Months ended September 30, 2007 compared to three months ended September 30, 2006

Net sales increased 24% from $18,974,798 for the quarter ended September 30, 2006 to $23,433,925 for the quarter ended September 30, 2007. This increase was primarily due to organic growth from the acquired assets.

Cost of sales increased 37% from $13,518,674 for the quarter ended September 30, 2006 to $18,578,261 for the quarter ended September 30. 2007. This increase was primarily due to the corresponding increase in overall sales. Our gross margin, as a percentage of sales was 29% and 21% for the quarters ended September 30, 2006 and 2007, respectively. Management plans to continue to pursue strategies to reduce the overall cost of sales as a percentage of sales as the Company grows. Management intends to leverage increased purchasing volume to improve purchasing contracts and reduce the overall cost of sales. Management also intends to implement resource utilization strategies that can demonstrate notable savings when applied over higher volumes of production.

General and administrative expenses decreased 26% to $3,150,886 for the quarter ended September 30, 2007 from $4,252,211 for the quarter ended September 30, 2006. The decrease was due to management plans to reduce general and administrative expenses as a percentage of overall sales through the consolidation of redundant processes and resources inherited through acquisition activity.

Depreciation and amortization expense decreased 6% from $157,927 for the quarter ended September 30, 2006 to $149,101 for the quarter ended September 30, 2007. Depreciation on fixed assets is calculated on the straight-line method over the estimated useful lives of the assets.

Net income increased 13% from $1,378,805 for the quarter ended September 30, 2006 to $1,560,806 for the quarter ended September 30, 2007. Net income represented 6.7% and 7.3% of net sales for the quarters ended September 30, 2007 and 2006, respectively. Comprehensive net income, which is adjusted to compensate for the risk associated with foreign profits and the potential conversion of foreign currency, decreased 6% from $1,084,292 for the quarter ended September 30, 2006 to $1,018,009 for the quarter ended September 30, 2007. Comprehensive net income represented 4% and 6% of net sales for the quarters ended September 30, 2007 and 2006, respectively.

Nine months ended September 30, 2007 compared to nine months ended September 30, 2006

Net sales increased 19% from $53,174,524 for the nine months ended September 30, 2006 to $63,459,722 for the nine months ended September 30, 2007. This increase was primarily due organic growth from the acquired assets.

Cost of sales increased 31% from $38,158,279 for the nine months ended September 30, 2006 to $49,797,214 for the nine months ended September 30. 2007. This increase was primarily due to the corresponding increase in overall sales. Our gross margin, as a percentage of sales, was 28% and 22% for the nine months ended September 30, 2006 and 2007, respectively. Management plans to continue to pursue strategies to reduce the overall cost of sales as a percentage of sales as the company grows. Management intends to leverage increased purchasing volume to improve purchasing contracts and reduce the overall cost of sales. Management also intends to implement resource utilization strategies that can demonstrate notable savings when applied over higher volumes of production.

General and administrative expenses decreased 17% to $10,114,354 for the nine months ended September 30, 2007 from $12,236,233 for the nine months ended September 30, 2006. The decrease in general and administrative expenses was primarily due to management plans to reduce general and administrative expenses as a percentage of overall sales through the consolidation of redundant processes and resources inherited through acquisition activity.

Depreciation and amortization expense increased 10% from $512,525 for the nine months ended September 30, 2006 to $565,614 for the nine months ended September 30, 2007. Depreciation on fixed assets is calculated on the straight-line method over the estimated useful lives of the assets.

Net income increased 21% from $2,294,605 for the nine months ended September 30, 2006 to $2,766,209 for the nine months ended September 30, 2007. Net income represented 4.4% and 4.3% of net sales for the nine months ended September 30, 2007 and 2006, respectively. Comprehensive net income, which is adjusted to compensate for the risk associated with foreign profits and the potential conversion of foreign currency, increased 1.2% from $2,728,662 for the nine months ended September 30, 2006 to $2,761,709 for the nine months ended September 30, 2007. Comprehensive net income represented 4.4% and 5.1% of net sales for the nine months ended September 30, 2007 and 2006, respectively.

Liquidity and Capital Resources

The Company's cash balance at September 30, 2007 decreased $278,418 from $3,294,171 as of December 31, 2006, to $3,015,753.  The decrease was the result of a combination of cash provided by operating activities totaling  $368,260, offset by cash used in investing activities of $151,166, and the effect of exchange rates on cash totaling $495,512.  Operating activities for the nine months ended September 30, 2007 exclusive of changes in operating assets and liabilities provided $4,148,075, as well as an increase in accrued expenses and other liabilities of $6,534,284, offset by a combined increase in accounts receivable and a decrease in accounts payable of  $10,314,099.

Since inception, the Company has financed operations primarily through equity security sales. The start-up nature of the Company may require further need to raise cash through equity sales at some point in the future in order to sustain operations. Accordingly, if revenues are insufficient to meet needs, we will attempt to secure additional financing through traditional bank financing or a debt or equity offering; however, because the start-up nature of the Company and the potential of a future poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our continuing plan of operations. There can be no assurance that we will be able to obtain financing on satisfactory terms or at all, or raise funds through a debt or equity offering. In addition, if we only have nominal funds by which to conduct our operations, it will negatively impact our potential revenues.

Results of Operations--Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Net sales increased fifty five percent (55%) from $50,137,694 for the year ended December 31, 2005 to $77,635,622 for the year ended December 31, 2006. This increase was due primarily to the implementation of the previously herein described new business model implemented in June 2002 and the corresponding herein described acquisitions starting with VTI in June 2002 in addition to the operations and growth from the acquired assets.

Cost of sales increased seventy six percent (76%) from $31,587,560 for the year ended December 31, 2005 to $55,752,439 for the year ended December 31, 2006. This increase was primarily due to the corresponding increase in overall sales. Our cost of sales, as a percentage of sales was approximately 72% and 63% for the years ended December 31, 2006 and 2005, respectively. Management plans to continue to pursue strategies to reduce the overall cost of sales as a percentage of sales as the company grows. Management will leverage the increased purchasing volume to improve purchasing contracts and reduce overall cost of sales. Management will also implement resource utilization strategies that can demonstrate notable savings when applied over higher volumes of production.

Compensation expense increased two percent (2%) from $10,105,543 for the year ended December 31, 2005 to $10,305,045 for the year ended December 31, 2006. Management is working to keep compensation in reasonable proportion to the overall Company sales and expenses. Management has significantly decreased its stock-based compensation to outside consultants, officers and related party consultants and plans to continue to limit such compensation. No performance incentive compensation program has yet been in place since the implementation of the new business model in June 2002, but management plans to construct and implement such a plan in the future intended to support the aforementioned objective of keeping overall compensation in proportion to Company sales and expenses.

General and administrative expenses for the year ended December 31, 2005 were $4,026,123 compared to $5,138,833 for the year ended December 31, 2006. The increase in general and administrative expenses was primarily due to the overall increase in sales and operational expenses. Management plans to reduce the general and administrative expenses as a percentage of overall sales through the consolidation of redundant processes in resources inherited in the recent acquisitions.

Depreciation and amortization expense increased from $621,775 for the year ended December 31, 2005 to $786,173 for the year ended December 31, 2006. The increase is due primarily to the overall increase in fixed assets as a result of the Company’s acquisitions. Depreciation on fixed assets is calculated on the straight-line method over the estimated useful lives of the assets.

Net income increased one-hundred and two percent (102%) from $2,908,949 for the year ended December 31, 2005 to $5,887,493 for the year ended December 31, 2006. 2006 net income represented 7.6% of net sales compared to  2005 net income which represented 5.8% of net sales. The comprehensive net income, which is adjusted to compensate for the risk associated with foreign profits and the potential conversion of foreign currency, increased one-hundred and forty-five percent (145%) from $2,699,076 for the year ended December 31, 2005 to $6,615,601 for the year ended December 31, 2006. 2006 comprehensive net income represented 8.5% of net sales compared to 2005 comprehensive net income which represented 5.4% of net sales The net increase in profit and increase in the percentage of net sales were due primarily to the  implementation of the previously  herein described  new business  model  implemented in June 2002 and the corresponding herein described  acquisitions starting with VTI in June 2002 in addition to the operations and growth from the acquired  assets and the investment in operations made to effect such growth, and gains attributable to the sale of our Medical Office Systems and Vera Technology subsidiaries.

Results of Operations--Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Net sales increased over two hundred percent (200%) from $24,977,134 for the year ended December 31, 2004 to $50,137,694 for the year ended December 31, 2005. This increase was due primarily to the implementation of the previously herein described new business model implemented in June 2002 and the corresponding herein described acquisitions starting with VTI in June 2002 in addition to the operations and growth from the acquired assets.

Cost of sales increased two hundred thirty five percent (235%) from $13,453,358 for the year ended December 31, 2004 to $31,587,560 for the year ended December 31, 2005. This increase was primarily due to the corresponding increase in overall sales. Our cost of sales, as a percentage of sales for the year ended December 31, 2004 was approximately 54% and 63% for the year ended December 31, 2005. Management plans to continue to pursue strategies to reduce the overall cost of sales as a percentage of sales as the company grows. Management will leverage the increased purchasing volume to improve purchasing contracts and reduce overall cost of sales. Management will also implement resource utilization strategies that can demonstrate notable savings when applied over higher volumes of production.

Compensation expense increased one hundred sixty nine percent (169%) from $5,995,152 for the year ended December 31, 2004 to $10,105,543 for the year ended December 31, 2005. Management is working to keep Compensation in reasonable proportion to the overall Company sales and expenses. Management has significantly decreased its stock-based compensation to outside consultants, officers and related party consultants and plans to continue to limit such compensation. No performance incentive Compensation program has yet been in place since the implementation of the new business model in June 2002, but management plans to construct and implement such a plan in the future intended to support the aforementioned objective of keeping overall Compensation in proportion to Company sales and expenses.

General and administrative expenses for the year ended December 31, 2004 were $3,335,294 compared to $4,026,123 for the year ended December 31, 2005. The increase in general and administrative expenses was primarily due to the overall increase in sales and operational expenses. Management plans to reduce the general and administrative expenses as a percentage of overall sales through the consolidation of redundant processes in resources inherited in the recent acquisitions.

Depreciation and amortization expense increased from $588,087 for the year ended December 31, 2004 to $621,775 for the year ended  December 31, 2005. The increase is due primarily to the overall increase in sales and operational expenses. Depreciation on fixed assets is calculated on the straight-line method over the estimated useful lives of the assets.

Net income increased over one thousand eight hundred and eighty eight percent (1888%) from $154,044 for the year ended December 31, 2004 to $2,908,949 for the year ended December 31, 2005. 2005 net income represented 5.8% of net sales compared to the 2004 net income which represented 0.6% of net sales. The comprehensive net income, which is adjusted to compensate for the risk associated with foreign profits and the potential conversion of foreign currency, increased over six hundred and forty nine percent (649%) from $415,544 for the year ended December 31, 2004 to $2,699,076 for the year ended December 31, 2005. 2005 comprehensive net income represented 5.4% of net sales compared to the 2004 comprehensive net income which represented 1.7% of net sales The net increase in profit and increase in the percentage of net sales were due primarily to the  implementation of the previously  herein described  new business  model  implemented in June 2002 and the corresponding herein described  acquisitions starting with VTI in June 2002 in addition to the operations and growth from the acquired  assets and the investment in operations made to effect such growth.

Liquidity and Capital Resources

The Company's cash balance at December 31, 2006 increased $187,650 from $3,106,521 as of December 31, 2005, to $3,294,171. The increase was the result of a combination of loan proceeds totaling $800,000, cash flows from operations totaling $2,678,797, and the effect of exchange rates on cash totaling $858,032, offset by cash used for repayment of loans totaling $3,546,140, and investing activities totaling $603,039.  Operating activities for the year ended December 31, 2006 exclusive of changes in operating assets and liabilities provided $5,486,749 in cash, as well as a decrease in receivables and other current assets of $2,861,029, offset by a decrease in accounts payable and accrued and other current liabilities of $5,668,981.

Since inception, the Company has financed operations primarily through equity security sales. The Company may need to raise cash through additional equity sales at some point in the future in order to sustain operations. Accordingly, if revenues are insufficient to meet needs, we will attempt to secure additional financing through traditional bank financing or a debt or equity offering; however, because the start-up nature of the Company and the potential of a future poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our continuing plan of operations. There can be no assurance that we will be able to obtain financing on satisfactory terms or at all, or raise funds through a debt or equity offering. In addition, if we only have nominal funds by which to conduct our operations, it will negatively impact our potential revenues.

Off Balance Sheet Arrangements

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is exposed to market risk from changes in foreign currency exchange rates, including fluctuations in the functional currency of foreign operations.  The functional currency of operations outside the United States is the respective local currency.  Foreign currency translation effects are included in accumulated comprehensive income in shareholder’s equity.   The Company does not utilize derivative financial instruments to manage foreign currency fluctuation risk.

DESCRIPTION OF PROPERTY
Principal Executive Offices
Our headquarters operate out of approximately 3,400 square feet of leased facilities located at 14860 Montfort Drive, Suite 210, Dallas, Texas 75254. Our telephone number is (972) 386-3372. Our lease expires on December 31, 2008. Our monthly rental payments are $3,100. We have a number of additional leases for office space associated with our subsidiary operating companies.

We do not own any real property or intend to own any real property in the foreseeable future. We do not intend to renovate, improve or develop real properties. We are not subject to any competitive conditions for real property and currently have no real property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are presently engaged in various legal actions as indicated below. We cannot determine at this time to what extent liability or damages, if any, will be imposed against us as a result of these matters. We do not currently maintain insurance coverage that would be applicable to any damages that may be awarded against us as a result of these matters. Should any significant damage awards be rendered against us, the payment of such damages may have a material adverse effect on our operations and financial condition.

Davis vs. NewMarket Technology, Inc. is an action brought by the Chapter 7 bankruptcy trustee of Barbara Will, an ex-president of the Company, alleging breach of an employment agreement. The action was brought in Phoenix, Arizona and seeks $1,195,850 plus interest. The Company has filed a motion to stay the proceedings or dismiss pursuant to an arbitration clause and for lack of personal jurisdiction. The trustee (Davis) abandoned the suit on June 15, 2006. We filed a motion to dismiss which Barbara Will objected to. Since then NewMarket received on October 19, 2006, a Notice of Intent to Arbitrate by Barbara Will to enforce her employment agreement of approximately $1.5 million. The Company intends to vigorously defend this action and assert certain offsetting counterclaims.

In October 2006, a demand for arbitration was filed styled Broadsoft v. Xiptel. Broadsoft has brought a contract/collections action against IP Global Voice (D/B/A Xiptel Communications, Inc. (“Xiptel”)) claiming Xiptel owes a total of $587,300 in principal obligations and interest. NewMarket Technology, Inc. is a guarantor of Xiptel's contract with Broadsoft. Xiptel and NewMarket Technology, Inc. have viable defenses and counterclaims against Broadsoft and the companies will vigorously defend their case. Actual exposure, while potentially somewhat greater than the full amount currently claimed (including attorneys fees and further interest), is believed by management to be far less than the claimed amount. The Company believes the claim is without merit and intends to vigorously defend the action.

In May 2007, Homevest Capital LLC filed a lawsuit styled Homevest Capital, LLC, v. NewMarket Technology, Inc., alleging Netsco, Inc., a wholly owned subsidiary of NewMarket Technology, defaulted on a Promissory Note executed in 2001. The action was brought in Mecklenburg County, North Carolina, whereby Homevest Capital claims they are owed the principal sum of the note $153,500.00 plus interest and legal fees. Homevest Capital alleges that NewMarket Technology is liable for the debt. The Company has filed a motion to dismiss for lack of personal jurisdiction and believes the claim is without merit and intends to vigorously defend the action.

In June 2007, Michael McKim filed a lawsuit against NewMarket Technology, Inc. in the United States District Court for the Western District of Kentucky at Louisville seeking a declaration of rights regarding a purported settlement agreement of an earlier lawsuit filed by McKim against IPVoice Communications, Inc.  McKim claims that he is owed 400,000 shares of free-trading NewMarket stock, and further seeks damages regarding the dimunition in value of the stock (McKim estimates the dimunition in value to be between $126,000 and $177,000) that he alleges should have been awarded to him sometime between November 2004 and January 2005.  McKim also seeks to recover his attorney fees, and has claimed punitive damages totaling $250,000.  NewMarket has filed a motion for summary judgment on all claims in the action, believes McKim's claims are without merit, and intends to vigorously defend the action.

We are not aware of any contemplated legal proceeding by a governmental authority in which we may be involved.

MANAGEMENT OF THE COMPANY
Executive Officers and Directors

The following table lists the names and ages of our current executive officers and directors. . Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and quality.  Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board.

Name	Age	Position
Philip M. Verges	41	Chief Executive Officer and Chairman of the Board of Directors
Philip J. Rauch	46	Chief Financial Officer and Director
James Mandel	53	Director
Bruce Noller	50	Director
Hugh G. Robinson	74	Director

The principal occupations and positions for the past five years, and in some cases prior years, of the executive officers and directors named above, are as follows unless set forth elsewhere in this report:

PHILIP M. VERGES has been our Chief Executive Officer and Chairman since June 2002. He previously managed VTI from its inception in 1997. Mr. Verges is an experienced executive manager, with a track record in both telecommunications and high technology. Mr. Verges is a 1988 graduate of the United States Military Academy. His studies at West Point centered on national security. Accelerated for early promotion, Mr. Verges served with distinction as a U.S. Army Captain in a wide variety of important engagements to include research and development of counterterrorism communication technologies and practices.  Mr. Verges' early career after the Army includes time in the Computer Sciences Research and Development Department of General Motors as well as experience teaching systems engineering methodology and programming to Electronic Data Systems ("EDS") employees from 1991 to 1995. Mr. Verges' first business start-up experience was at EDS in a new division concentrating on call center technology in financial institutions. Later in 1995, he added to his start-up experience at a $30 million technology services business with the responsibility to open a new geographic region with a Greenfield operation. Mr. Verges founded VTI in 1997.

PHILIP J. RAUCH has been our Chief Financial Officer since February 2006 and a director of the Company since September 2006. Mr. Rauch brings substantial financial and corporate development talent and experience to NewMarket.  Mr. Rauch holds a Bachelor of Science in Economics degree with honors from the University of Pennsylvania Wharton School of Business, with a concentration in finance and accounting.  From February 2004 to February 2006, Mr. Rauch was the Chief Operating and Financial Officer of Defense Technology Systems, Inc., a homeland security company.  Beginning in 1997, Mr. Rauch served in a senior capacity at AboveNet, Inc. (formerly Metromedia Fiber Network, Inc.), a telecommunications infrastructure and IP service provider, as Vice President, Business Operations, and later as Controller. From 1993 to 1997, Mr. Rauch was Vice President and Chief Financial Officer of Columbus Construction, a heavy construction company with several plant facilities. From 1989 to 1993, he was Vice President and Chief Financial Officer of F. Garofalo Electric Co., an engineering and construction company.  Mr. Rauch has further earned a certificate in Construction Management from the Institute of Design and Construction in New York. He is currently a member of the American Management Association.

JAMES MANDEL has been a director of the Company since September 2006. Mr. Mandel has been the Chief Executive Officer and a director of Multiband Corporation, a provider of voice, data and video systems and services, since October 1, 1998. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He also serves as Chairman of the Board of CorVu Corporation and is a trustee of the Boys and Girls Club of Minneapolis.

BRUCE NOLLER has been a director of the Company since November 2005. Since January 2007, Mr. Noller has also served as our vice president of operations. From 1994 to January 2007, Mr. Noller was the President of Noller & Associates, Inc., a management consulting firm, where he focused on improving existing financial and management systems, with an approach that emphasized implementation with measurable results.  Mr. Noller brings to the Company over 25 years of Financial, Operational and Marketing experience. Before he founded his own firm in 1994, he served as Vice President for Integrated Control Systems, a worldwide management consulting firm. During that time, Mr. Noller proposed and oversaw engagements with a variety of industries including healthcare, distribution, manufacturing, retail, banking, insurance, mining  and telecommunications.   Mr. Noller has international management consulting experience in Singapore, Malaysia, China, Canada, Latin America and Europe.

HUGH G. ROBINSON has been a director of the Company since March 2006. Mr, Robinson is the former Chairman and Board Member of the Federal Reserve Bank of Dallas and served as an officer in the United States Army retiring with the rank of Major General. Mr. Robinson is currently a member of the Board of Directors of CarMax, Inc., Aleris International, Inc.and a member of the Advisory Board of TXU Corp. Mr. Robinson is a graduate of the U.S. Military Academy at West Point, New York and earned a Master's Degree in Civil Engineering at Massachusetts Institute of Technology (MIT). He received an honorary Doctor of Laws degree from Williams College and attended the Harvard Management Program for Executives. Mr. Robinson’s military career included a number of prestigious posts that included aide de camp to President Lyndon B. Johnson.  After retiring from the military, Robinson joined The Southland Corporation as vice president and president of Cityplace Development Corporation, a subsidiary of Southland. From 2003 to 2006 Mr. Robinson was Chairman and Chief Executive Officer of Granville Construction & Development Co., Inc., a firm that develops and constructs low- and moderate-income residential housing. From 1989 through 2002, Mr. Robinson served as Chairman and Chief Executive Officer of The Tetra Group, Inc., a Dallas construction management company with divisions in Minority Business Development and affordable housing. Mr. Robinson serves on the Board of Directors of the North Texas Public Broadcasting Co., Inc., the LBJ Foundation, Inc., and the Better Business Bureau.  He is a member of the Dallas Citizens Council, the National Society of Professional Engineers, the Greater Dallas Chamber and the Dallas Black Chamber.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its executive officers, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2007, referred to as our named executive officers:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Philip M. Verges	2007	250,000	0	0	0	0	0	0	250,000
Chairman and Chief	2006	200,000	0	0	0	0	0	0	200,000
Executive Officer	2005	125,000	0	0	0	0	0	0	125,000

Philip J. Rauch (1)	2007	200,000	0	0	0	0	0	0	200,000
Chief Financial Officer and	2006	188,000	0	337,000	0	0	0	0	525,000
Director	2005	0	0	0	0	0	0	0	0

(1) Mr. Rauch become our chief financial officer in February 2006 and therefore received no compensation in any prior fiscal years.

Stock Option Grants and Exercises
We maintain no stock option plan at this time. As such, none of the executive officers listed in the Summary Compensation Table exercised stock options or held unexercised stock options during 2007.

Equity Compensation Plan Information
We maintain no equity compensation plan at this time. As such, none of the executive officers listed in the executive compensation table have any outstanding stock awards.

Compensation Committee Interlocks and Insider Participation
We do not have a compensation committee. During the fiscal year ended December 31, 2007, the following officers and employees participated in deliberations of our board of directors concerning executive officer compensation: Philip Verges and Philip Rauch. During the fiscal year ended December 31, 2007, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on our board of directors.

Compensation of Directors

Directors who are also employees of the Company (consisting in 2007 of Philip Verges, Philip Rauch and Bruce Noller) receive no additional remuneration for their services as directors. Non-employee directors receive a quarterly retainer of $3,000 and are reimbursed for necessary travel expenses incurred in connection with board meetings.

The following table summarizes the compensation for our non-employee board of directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Hugh G. Robinson	19,000	--	--	--	19,000
James Mandel	16,000	--	--	--	16,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

None.

Director Independence

Our stock is traded on the OTC Bulletin Board, which does not impose on us standards relating to director independence, or provide definitions of independence.  Nevertheless, our Board of Directors has determined that Mr. Mandel and Mr. Robinson are independent under the NASDAQ Marketplace Rules and those standards applicable to companies trading on NASDAQ.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at to shares of common stock beneficially owned as of February 4, 2008 by:
•	each director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial owner is c/o NewMarket Technology, Inc., 14860 Montfort Drive, Suite 120, Dallas, Texas 75254.

Name	Shares of Common Stock Beneficially Owned		Percentage
Philip M. Verges, Chief Executive Officer and Chairman	63,000,000	(1)	30.7%
Philip J. Rauch, Chief Financial Officer and Director	1,000,000		*
Bruce Noller, Director	500,000		*
Valens U.S. SPV I, LLC c/o Valens Capital Mangement, LLC 335 Madison Avenue, 10th Floor New York, New York 10017	18,073,602	(2)	8.1%
Valens Offshore SPV II, Corp. c/o Valens Capital Management, LLC 335 Madison Avenue, 10th Floor New York, New York 10017	15,152,156	(3)	6.9%
VergeTech, Inc.	63,000,000		30.7%
All officers and directors as a group (3 individuals owning shares)	64,500,000		31.4%
  * Less than 1%

(1) Represents shares owned by VergeTech, Inc. Mr. Verges as the sole officer and director and the majority stockholder of VergeTech is deemed the beneficial owner of VergeTech’s shares.

(2) Represents (i) 726,315 shares issued to Valens US pursuant to the Letter Agreement, (ii) 9,000,000 shares of common stock underlying the Convertible Note issued to Valens US, and (iii) 8,347,287 shares of common stock underlying the Lender Warrants issued to Valens US. Does not include 15,152,156 shares beneficially owned by Valens Offshore. Valens Offshore is an

(3) Represents (i) 326,316 shares issued to Valens Offshore pursuant to the Letter Agreement, (ii) 11,000,000 shares of common stock underlying the Convertible Note issued to Valens Offshore, and (iii) 3,825,840 shares of common stock underlying the Lender Warrants issued to Valens Offshore. Does not include 18,073,602 shares beneficially owned by Valens US. Valens US is an affiliate of Valens Offshore. Valens US and Valens Offshore are managed by VCM. Eugene Grin and David Grin, through other entities, are the controlling principles of VCM, and share voting and investment control over the shares listed.  Pursuant to the terms of the Convertible Notes and the Lender Warrants, the holder is not permitted to convert the Convertible Notes or exercise the Lender Warrants if the number of shares issuable upon such exercise or conversion will result in beneficial ownership of more than 9.99% of the Company’s common stock by the holder and its affiliates. The holder has the right to waive this restriction upon 61 days notice to the Company (and thus are not “beneficially owned” under Rule 13d-3 until one day after such notice is given).

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name.  Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of February 4, 2008.

DESCRIPTION OF SECURITIES

The following information describes our common stock and provisions of our certificate of incorporation, as amended, and bylawys, all as in effect upon the date of this prospectus. This description is only a summary. You should also refer to our certificate of incorporation, as amended, and bylaws, which have been previously filed with the SEC and are incorporated by reference as exhibits into the registration statement of which this prospectus is a part and more fully described below.

Common Stock

Our total authorized capital stock is 310,000,000 shares of which 300,000,000 shares authorized are common stock, par value $0.001 per share, and 10,000,000 shares authorized are preferred stock, par value $0.001 per share. As of February 4, 2008, there are 205,118,975 shares of common stock issued and outstanding.

The holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of our preferred stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our preferred stock, the holders of our common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Transfer Agent

Our Transfer Agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117.

DISLCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation, as amended, and bylaws, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our articles of incorporation, as amended, and bylaws, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, are necessary to attract and retain qualified persons as directors and officers.

Under the Nevada General Corporation Law and our articles of incorporation, as amended, and bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2006, December 31, 2005, and December 31, 2004, appearing in this prospectus and registration statement have been audited by Pollard-Kelley Auditing Services, Inc., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

On February  23,  2005,  the Board of  Directors  of the Company was notified by Durland & Company,  CPAs  ("Durland")  that it was resigning as its  independent registered public  accountants due to the fact that Durland only has one partner and, as a result, cannot satisfy the partner rotation  requirement.  On February 23, 2005, the Company engaged the firm of Pollard-Kelley Auditing Services, Inc.

("PKASI") to serve as its independent registered public accountants for the fiscal year ended December 31, 2004.

During  the two  fiscal  years  ended  December  31,  2004 and 2003 and  through February  23,  2005,  (i) there were no  disagreements  between  the Company and Durland on any matter of accounting principles or practices, financial statement disclosure  or  auditing  scope  or  procedure  which,  if not  resolved  to the satisfaction of Durland would have caused Durland to make reference  to the matter in its reports on the Company's financial statements,  and (ii) Durland's reports on the Company's financial statements did not contain an adverse opinion or  disclaimer  of opinion,  or was modified as to  uncertainty,  audit scope or accounting principles; provided, however, Durland issued a going concern opinion with respect to its report on the Company's  financial  statements  for the year ended December 31, 2002. During the two fiscal years ended December 31, 2004 and 2003 and through February 23, 2005, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Furthermore, we filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

INDEX
NEWMARKET TECHNOLOGY, INC.

Page
Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets— September 30, 2007 and December 31, 2006.	36
Condensed Consolidated Statements of Operations— Three and Nine Months Ended September 30, 2007 and 2006.	37
Condensed Consolidated Statements of Cash Flows— Three and Nine Months Ended September 30, 2007 and 2006.	38
Notes to Condensed Consolidated Financial Statements	39

ITEM 1.   FINANCIAL STATEMENTS
NewMarket Technology, Inc.
Consolidated Balance Sheet

ASSETS	September 30, 2007	December 31, 2006
CURRENT ASSETS	(Unaudited)
Cash	$3,015,753	$3,294,171
Accounts receivable, net of allowance of $29,198 and $86,032	19,221,263	12,600,351
Inventory, at cost	1,258,309	900,899
Prepaid expenses, deposits and other current assets	2,549,098	1,468,078
Total current assets	26,044,423	18,263,499
PROPERTY AND EQUIPMENT
Computer and office equipment	3,423,078	2,906,680
Less: Accumulated depreciation	(2,206,564)	(1,658,373)
Total property and equipment	1,216,514	1,248,307
OTHER ASSETS
Notes receivable including accrued interest	8,694,272	5,856,839
Investment in unconsolidated affiliates	8,826,400	8,826,400
Investment in restricted securities	875,000	875,000
Goodwill	23,802,289	26,250,473
Software code, net of accumulated amortization	2,847,555	3,182,746
Intangible property, net	233,979	72,881
Total other assets	45,279,495	45,064,339
Total Assets	$72,540,432	$64,576,145
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$3,760,704	$3,369,039
Related parties	7,843	7,830
Accrued expenses
Trade	2,627,865	1,955,412
Income and sales tax payable	38,683	25,348
Customer deposits	290,674	224,057
Current portion of long-term debt	35,843	285,868
Short-term debt	1,498,688	2,377,722
Total current liabilities	8,260,300	8,245,276
LONG-TERM LIABILITIES
Deferred income tax liability	70,329	3,910
Notes payable	10,168,486	9,911,952
Total long-term liabilities	10,238,815	9,915,862
Total Liabilities	18,499,115	18,161,138
Minority interest in consolidated subsidiaries	764,760	1,247,418
STOCKHOLDERS’ EQUITY
Senior convertible preferred stock, $0.001 par value, authorized 10,000,000 shares; Series A, 100; Series B 0; Series C 425; Series D 0; Series E 51 and 750; Series F 1,700 and 2,000; Series G 0 and 200;Series H 1,035 and Series I 541and 975 issued and outstanding shares at September 30, 2007 and December 31, 2006, respectively	4	5
Common stock, $0.001 par value, authorized 300,000,000 shares; 199,478,763 and 174,165,284 issued and outstanding shares at September 30, 2007 and December 31, 2006, respectively	199,479	174,165
Deferred compensation	(150,000)	(265,758)
Additional paid-in capital	51,046,286	45,840,098
Accumulated comprehensive income (loss)	775,236	779,735
Retained earnings (accumulated deficit)	1,405,552	(1,360,657)
Total stockholders’ equity	53,276,557	45,167,589
Total Liabilities and Stockholders’ Equity	$72,540,432	$64,576,145

NewMarket Technology, Inc.
Consolidated Statements of Operations
Three and Nine Months Ended September 30,
(Unaudited)

	Three Months		Nine Months
REVENUES	2007	2006	2007	2006
Services revenue	$21,000,514	$16,465,706	$56,914,494	$46,663,671
Contract revenue	478,094	649,178	1,803,289	1,903,495
Product revenue	1,955,317	1,859,914	4,741,939	4,607,358
Total revenue	23,433,925	18,974,798	63,459,722	53,174,524
COST OF SALES
Services COS	16,569,854	11,644,128	44,498,266	33,279,242
Contract COS	396,782	362,963	1,453,033	1,110,610
Product COS	1,611,625	1,511,583	3,845,915	3,768,427
Total cost of sales	18,578,261	13,518,674	49,797,214	38,158,279
Gross Margin	4,855,664	5,456,124	13,662,508	15,016,245
OPERATING EXPENSES:
General and administrative expenses	3,150,886	4,252,211	10,114,354	12,236,233
Depreciation and amortization	149,101	157,927	565,614	512,525
Total expenses	3,299,987	4,410,138	10,679,968	12,748,758
Income (Loss) from operations	1,555,677	1,045,986	2,982,540	2,267,487
OTHER INCOME (EXPENSE):
Interest income	134,081	251,594	421,763	688,474
Interest expense	(130,888)	(140,140)	(419,470)	(323,043)
Foreign currency transaction gain (loss)	(1,085)	(416)	(3,528)	13,772
Inflation effects	0	264,711	0	(39,904)
Lawsuit settlement	(94,874)	0	(312,266)	(92,124)
Other income/(expense)	(51,630)	(26,256)	75,100	(98,216)
Total other income (expense)	(144,396)	349,493	(238,401)	148,959
Net income (loss) before income tax (credit) and minority interest	1,411,281	1,395,479	2,744,139	2,416,446
Foreign income tax (credit)	(213,704)	16,674	(71,064)	121,841
Minority interest in consolidated subsidiary income (loss)	64,179	0	48,994	0
Net income	1,560,806	1,378,805	2,766,209	2,294,605
Other comprehensive income (loss)
Foreign currency translation gain (loss)	(542,797)	(294,513)	(4,500)	434,057
Comprehensive income	$1,018,009	$1,084,292	$2,761,709	$2,728,662

Income per weighted average common share - basic	$0.01	$0.01	$0.01	$0.02
Income per weighted average common share - fully diluted	$0.01	$0.01	$0.01	$0.01

Number of weighted average common shares outstanding-basic	199,155,747	156,254,045	187,747,697	156,254,045
Number of weighted average common shares outstanding-diluted	229,652,054	202,283,097	218,244,004	202,283,097

NewMarket Technology, Inc.
Consolidated Statements of Cash Flows
Nine Months Ended September 30,
(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:	2007	2006
Net income	$2,766,209	$2,294,607

Adjustments to reconcile net income (loss) to cash used by operating activities:
Stock issued to settle lawsuit	107,000	0
Stock issued for services and amortization of deferred compensation	660,258	846,883
Depreciation	565,614	512,525
Inventory reserve	0	1,071
Minority interest in consolidated subsidiary (income) loss	48,994	0
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(7,075,206)	5,122,736
(Increase) decrease in inventory	(563,246)	329,855
(Increase) decrease in prepaid expenses and deposits	(1,254,900)	(679,457)
(Increase) decrease in interest receivable	(375,000)	(700,000)
Increase (decrease) in accounts payable - trade	(1,045,747)	(6,142,852)
Increase (decrease) in customer deposits	56,413	79,395
Increase (decrease) in accrued expenses	5,611,146	695,265
Increase (decrease) in payables to affiliates	859,699	(634,578)
Increase (decrease) in income taxes payable	7,026	(50,062)

Net cash provided (used) by operating activities	368,260	1,675,388

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in unconsolidated affiliates	0	0
Purchase of property and equipment	(81,012)	(398,167)
Notes receivable advances to third parties	0	0
Acquisition of intangible assets	(125,919)	(287,652)
Proceeds from sale of property and equipment	55,765	97,003

Net cash used by investing activities	(151,166)	(588,816)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on notes payable	0	1,804,149
Payments on notes payable	0	(2,887,544)
Payments on short term line of credit	0	0
Cash purchased (disposed) in acquisitions (divestitures)	0	0

Net cash provided (used) in financing activities	0	(1,083,395)

Effect of exchange rates on cash	(495,512)	(479,761)

Net increase (decrease) in cash and equivalents	(278,418)	(476,584)

CASH, beginning of period	3,294,171	3,106,521

CASH, end of period	$3,015,753	$2,629,937

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid in cash	$419,470	$323,043

Non-Cash Financing Activities:
Common stock issued to settle debt	$4,580,000	$4,988,000
Common stock issued to convert preferred stock	$4,877	$22,219
Preferred stock issued for acquisition of consolidated subsidiaries	$0	$0
Preferred stock issued to settle debt	$0	$0

NEWMARKET TECHNOLOGY, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)  Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim information. The consolidated balance sheet at December 31, 2006 has been derived from the audited balance sheet at that date; however, the accompanying financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. NewMarket Technology, Inc. and its subsidiaries ( “NewMarket”) believes that the quarterly information presented includes all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation in accordance with accounting principles generally accepted in the United States. The accompanying condensed consolidated financial statements and notes should be read in conjunction with NewMarket’s Form 10-K for the year ended December 31, 2006.
(2)  Summary of Significant Accounting Principles
The Company
NewMarket Technology, Inc, (f/k/a IPVoice Communications, Inc.), (the “Company”), is a Nevada corporation which conducts business from its headquarters in Dallas, Texas.  The Company was incorporated on February 19, 1997 as Nova Enterprises, Inc., changed its name to IPVoice Communications, Inc. in March of 1998, then to IPVoice.com, Inc. in May of 1999, back to IPVoice Communications, Inc. in January of 2001 and to NewMarket Technology, Inc., in July 2004.  The Company is involved in the information technology industry, principally voice over internet, systems integration, and wireless broadband technology. The following summarize the more significant accounting and reporting policies and practices of the Company:

a) Use of estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

b) Principles of consolidation

The Company accounts for its investments in affiliates and subsidiaries in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 94, Consolidation of all Majority-owned Subsidiairies, and Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements.  The Company uses two different methods to report its investments in its subsidiaries and other companies: consolidation and the equity method.

Consolidation

The Company uses the consolidation method to report its investment in its subsidiaries and other companies when the Company owns a majority of the voting stock of the subsidiary.  All inter-company balances and transactions have been eliminated. Infotel, the Company’s Singapore based subsidiary, has been on a September 30 fiscal year end since its inception. The Company elected, pursuant to ARB 51, to account for the operations of Infotel on a matching period to matching period with the parent’s financials. This means that  should there be a significant shift in Infotel’s operations, positive or negative, it will not be reflected in the consolidated financials for an additional 90 days.

Equity Method

The Company uses the equity method to report investments in businesses where it holds 20% to 50% voting interest, but does not control operating and financial policies.

Under the equity method, the Company reports:

•	Its interest in the entity as an investment on its balance sheets, and
•	Its percentage share of earnings or losses on its statement of operations

At September 30, 2007, the Company did not record any income or loss , nor adjust its investment account, by the net income or loss of the affiliates, as the actual equity percentage paid for was the investments was less than 10%, with a concurrent de minimus net income/loss related thereto.
c) Net income per share
Basic net income per weighted average common share is computed by dividing the net income(loss) by the weighted average number of common shares outstanding during the period. Fully diluted includes all common shares that would be required to be issued of various convertible instruments at their stated conversion rates using the September 30, 2007, market price of the underlying common stock.

d) Stock compensation for services rendered

The Company issues shares of common stock in exchange for services rendered.  The costs of the services are valued according to accounting principles generally accepted in the United States and are been charged to operations as earned.

e) Property and equipment

All property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line method, generally three, five or seven years.  Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations.  Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

f) Intangibles

In June 2002, goodwill in the amount of $2,756,327 was recorded in conjunction with the net asset acquisition from Vergetech. Goodwill amounting to $18,334,707 was recorded in conjunction with the acquisitions in 2003, 2004 and 2005. The Company also evaluates, at least annually, for potential impairment, this recorded amount, by means of a cash flow analysis in accordance with SFAS 142, Goodwill and Other Intangible Assets.

In 2004, as a result of the acquisition of Infotel, the Company recorded as an asset in its consolidated balance sheet, Software Code. This asset is a permanent license for “uOne”unified messaging service system. In addition, Infotel received the underlying coding for this software. Uone was acquired by Cisco Systems from Amtiva Technology in 1999. In 2001, Cisco sold the operating division which was utilizing this software to CMG Wireless Data Solutions. In April 2000, Appiant, the then sole stockholder of Infotel, purchased this license from Cisco for $10,000,000. Appiant paid $3,000,000 of this license fee and the $7,000,000 balance was later forgiven as a result of a settlement agreement between Cisco and Appiant as part of Cisco’s decision to sell the operating division to CMG. Appiant had borrowed $5,000,000 from Infotel which was secured by this license and code. When Appiant defaulted on this note, Infotel forclosed on the license and code. Even though this license and code were valued at $10,000,000 based on the license fee between  Appiant and Cisco, Infotel has elected to value the license and code, on its books, at the amount of the defaulted note, $5,000,000. The software license and code were incidental to the Company’s purchase of Infotel, however the Company quickly saw how this software license and code could be utilized through its majority-owned subsidiary, IP Global Voice, Inc. (“IPGV”). The Company began utilizing this software in the IPGV services offered to its customers. The Company believes that the remaining useful life of this asset is approximately 10 years, therefore it is being amortized over this period beginning in 2004. Expenditures to modify, maintain and update the software will be expensed when incurred. The Company also evaluates at least annually, for potential impairment and its assumption of the remaining life, the recorded value of this software license and code, by means of a cash flow analysis in accordance with SFAS 142. The Company began recognizing revenue in 2004, from the use of this software through its majority-owned subsidiary, IPGV.

g) Revenue recognition

As a result of the multiple acquisitions from 2003 through 2006, the Company now has three distinct revenue streams: (1) Services, principally programming services. This revenue is recognized as services are provided and billed to the customers. (2) Contract, which is principally an ongoing service revenue stream, such as training contracts, technical support contracts., etc. This form of revenue is recognized monthly as earned and billed, and (3), Product sales,  which is the sale of hardware and software, generally installed. Sometimes the hardware and/or software are customized under the terms of the purchase contract. This revenue is recognized as the products are delivered and the customer accepts said products. These revenue streams accounted for 90%, 3% and 7% of revenue, respectively, for the nine months ended September 30, 2007.   Any portions of such contracts which may include installation, training, conversion, etc. are recognized when such services have been completed. Any ongoing support, training, etc., is separately structured and is accounted for in contract revenue and in accordance with the contracts.

h) Concentrations of risks - Geographic

As a result of the various acquisitions in 2003 through 2006, the Company now has offices, employees and customers in a variety of foreign countries. Its four foreign based subsidiaries are located in Singapore; Caracas, Venezuela; Shanghai, Peoples Republic of China and Sao Paulo, Brazil.  RKM Suministros, C.A., based in Caracas, Venezuela, serving Latin America, represents approximately 4% of the Company’s total revenue and 2% of total assets; Infotel, based in Singapore, and serving Asia, represents approximately 2% of the Company’s total revenue and 10% of total assets; NewMarket China, based in Shanghai, China, serving Asia, represents approximately 44% of the Company’s total revenue and 11% of total assets and UniOne, based in Sao Paulo, Brazil, serving Latin America, represents approximately 21% of the Company’s total revenue and 2% of total assets.

i) Investment in unconsolidated affiliates/subsidiaries

The Company’s investment in affiliates at September 30, 2007, is composed of a 11% equity position in Red Moon Broadband, Inc., a 20% equity position in TekVoice Communications, Inc., and a 49% interest in Defense Technology Systems, Inc. These equity positions do not represent a controlling interest in these companies.

The Company accounts for its investment in affiliates, defined as those whereby the Company owns less than 51% of the issued and outstanding common stock of the affiliate and the Company does not exercise control over the operations of the affiliate, by the equity method of accounting. At September 30, 2007, the Company did not record any income or loss , nor adjust its investment account, by the net income or loss of the affiliates, as the actual equity percentage paid for was the investments was less than 10%, with a concurrent de minimus net income/loss related thereto.

j)  Interim financial information

The financial statements for the three and nine months ended September 30, 2007 and 2006 are unaudited and include all adjustments which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the three and nine months are not indicative of a full year results.
(3)  Stockholders’ Equity

The Company has authorized 300,000,000 shares of $0.001 par value common stock, and 10,000,000 shares of $0.001 par value preferred stock.  Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance.  The Company had 199,478,763 shares of common stock issued and outstanding at September 30, 2007.  The Company had 100 shares of Series A preferred stock, 425 shares of Series C preferred, 51 shares of Series E preferred stock, 1,700 shares of Series F preferred stock, 1,035 shares of Series H preferred stock and 541 shares of Series I preferred stock issued and outstanding, at September 30, 2007.

During third quarter 2007, the Company issued 323,016 shares of common stock to convert 92 shares of Series E preferred stock.

At September 30, 2007, the shares of preferred stock represented approximately 10,496,307 shares of common stock, had they been elected to be converted on September 30, 2007.

(4)  Income Taxes
Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes.  The Company has net operating loss carry-forwards for income tax purposes of approximately $6,400,000 which expire beginning December 31, 2117.  There may be certain limitations on the Company’s ability to utilize the loss carry-forwards in the event of a change of control, should that occur. In addition, the Company amortizes goodwill for income tax purposes, but not for reporting purposes. The amount recorded as a deferred tax asset, cumulative as of September 30, 2007, is $2,725,000, which represents the amount of tax benefits of the loss carry-forwards and goodwill amortization.  The Company has established a valuation allowance for this deferred tax asset of $2,725,000, as the Company has no long-term history of profitable operations, in substantive amount necessary to utilize this asset.  The significant components of the net deferred tax asset as of  September 30, 2007 are:

Net operating losses	$2,725,000
Goodwill amortization	1,400,000
Valuation allowance	(4,125,000)
Net deferred tax asset	$0
(5)  Capital Stock Transactions

Following is a schedule of changes in shareholder’s equity for the nine months ended September 30, 2007:

	Number of Shares		Par Value of Stock		Additional Paid-In	Deferred	Accum Comp	Retained	Total Stockholders’ Equity
	Pfd	Common	Pfd	Common	Capital	Comp	Income	Earnings	(Deficiency)

BALANCE, December 31, 2006	5,485	174,165,284	6	174,165	45,840,098	(265,758)	779,736	(1,360,657)	45,167,590
Conversion of preferred stock	(1,633)	4,876,899	(2)	4,877	(4,875)	0	0	0	0
Common stock issued for debt service	0	18,736,580	0	18,737	4,561,263	0	0	0	4,580,000
Common stock issued for services	0	1,450,000	0	1,450	543,050	(450,000)	0	0	94,500
Common stock issued for settlement of lawsuit	0	250,000	0	250	106,750	0	0	0	107,000
Amortization of deferred compensation	0	0	0	0	0	565,758	0	0	565,758
Other comprehensive income (loss)	0	0	0	0	0	0	(4,500)	0	(4,500)
Net income	0	0	0	0	0	0	0	2,766,209	2,766,209
ENDING BALANCE, September 30, 2007 (Unaudited)	3,852	199,478,763	$4	$199,479	$51,046,286	$(150,000)	$775,236	$1,405,552	$53,276,557

(6)  Convertible debt
During the third quarter of 2007, no principal or interest was converted into common stock by the debt holder.

(7)  Earnings per share

Following is the disclosure required by SFAS 128, Earnings per Share.

For the Nine Months Ended September 30, 2007
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common stockholders	$2,766,209	187,747,697	$0.01
Effect of Dilutive Securities:
Convertible preferred stock	0	10,496,307
Convertible debt	0	20,000,000
Diluted EPS:
Income available to common stockholders + assumed conversions	$2,766,209	218,244,004	$0.01

For the Nine Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common stockholders	$2,294,605	156,254,045	$0.01
Effect of Dilutive Securities:
Convertible preferred stock	0	19,664,644
Convertible debt	0	26,364,408
Diluted EPS:
Income available to common stockholders + assumed conversions	$2,294,605	202,283,097	$0.01

(8)  Software
Infotel, the Company’s wholly-owned Singapore based subsidiary, owns a software package, which Infotel acquired from its former parent, Appiant Technologies, as settlement for debt owed Infotel by Appiant of approximately $8 million. Appiant acquired the software from Cisco. Cisco acquired the software from Amtiva for a reported $100 million. The Company has impaired the value of the software to $5.2 million. In addition, the Company recorded negative goodwill of $1,158,000 as a result of the acquisition of Infotel from the creditors of Appiant. Negative goodwill is spread pro-rata against all long-lived assets of Infotel, rather than being recorded as part of goodwill. This software was the only long-lived asset of Infotel, therefore its book value is further reduced by $1,158,000, leaving a net value of approximately $4 million. The Company believes that this software has a remaining useful life of 10 years from acquisition date, therefore, the Company is amortizing the balance at a rate of approximately $100,000 per quarter.

(9)  Commitment and Contingencies

In the opinion of management, there are currently no commitments or contingencies that will have a material adverse effect on the Company’s financial position or results of operations.

(10) Recent Accounting Pronouncements
In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125. SFAS 155 will be effective for the Company for all financial instruments issued or acquired after the beginning its fiscal year ending December 31, 2007. The Company not yet evaluated and determined the likely effect of SFAS 155 on future financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for the Company for its fiscal year ending December 31, 2007. The Company has not yet evaluated the effect that the application of FIN 48 may have, if any, on its future results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements.  SFAS No. 157 is effective for the Company for its fiscal year beginning on January 1, 2008.  The Company is currently assessing the impact the adoption of SFAS No. 157 will have on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108 in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.  In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures.  SAB No. 108 is effective for the Company for its current fiscal year.  The adoption of SAB No. 108 did not have an impact on the Company’s consolidated financial statements.

In February, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.  This standard permits an entity to measure many financial instruments and certain other items at estimated fair value.  Most of the provisions of SFAS No. 115 (Accounting for Certain Investments in Debt and Equity Securities) applies to all entities that own trading and available-for-sale securities.  The fair value option created by SFAS No. 159 permits an entity to measure eligible items at fair value as of specified election dates.   Among others, eligible items exclude (1) financial instruments classified (partially or in total) as permanent or temporary stockholders’ equity (such as a convertible debt security with a non-contingent beneficial conversion feature) and (2) investments in subsidiaries and interests in variable interests that must be consolidated.  A for-profit business entity will be required to report unrealized gains and losses on items for which the fair value option has been elected in its statements of operations at each subsequent reposting date.  The fair value option (a) may generally be applied instrument by instruments, (b) is irrevocable unless a new elections date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument.  SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  The Company has not yet evaluated the effect that the application of FIN 48 may have, if any, on its future results of operations and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
NewMarket Technology, Inc.
Dallas, Texas

We have audited the accompanying balance sheet of NewMarket Technology, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the three years ended December 31, 2006. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NewMarket Technology, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of operations and cash flows for each of the three years ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Pollard-Kelley Auditing Services, Inc.
Fairlawn, Ohio
April 17, 2007

NewMarket Technology, Inc.
Consolidated Balance Sheet
December 31,

ASSETS	2006 (Restated)	2005
CURRENT ASSETS
Cash	$3,294,171	$3,106,521
Accounts receivable, net of allowance of $86,032 and $55,936	12,600,352	15,060,648
Inventory, at cost	900,899	1,237,063
Prepaid expenses, deposits and other current assets	1,468,078	1,239,323
Total current assets	18,263,500	20,643,555
PROPERTY AND EQUIPMENT
Computer and office equipment	2,906,680	2,499,759
Less: Accumulated depreciation	(1,658,373)	(1,914,000)
Total property and equipment	1,248,307	585,759
OTHER ASSETS
Notes receivable including accrued interest	5,856,839	3,324,541
Investment in unconsolidated affiliates/subsidiaries	8,826,400	1,012,512
Investment in restricted securities	875,000	0
Deposit on investment in unconsolidated affiliates	0	1,250,000
Goodwill	26,250,473	21,091,034
Software code, net of accumulated amortization	3,182,746	3,219,254
Intangible property	72,881	385,532
Total other assets	45,064,339	30,282,873
Total Assets	$64,576,145	$51,512,187
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$3,369,039	$9,512,436
Related parties	7,830	21,668
Accrued expenses
Trade	1,955,412	2,357,329
Income and sales tax payable	25,348	109,653
Deferred revenue	0	252,348
Customer deposits	224,057	93,723
Current portion of long-term debt	285,868	236,771
Short-term debt	2,377,722	1,918,303
Total current liabilities	8,245,276	14,502,231
LONG-TERM LIABILITIES
Deferred income tax liability	3,910	3,552
Notes payable	9,911,952	4,240,379
Total long-term liabilities	9,915,862	4,243,931
Total Liabilities	18,161,138	18,746,162
Minority interest in consolidated subsidiaries	1,247,418	0
STOCKHOLDERS’ EQUITY
Senior convertible preferred stock, $0.001 par value, authorized 10,000,000 shares; Series A, 100; Series C 925 and 2,303; Series D 0 and 550; Series E 750 and 1,100; Series F 2,000 and 3,000; Series G 200 and 4,900; Series H 1,035 and 1,300 and; Series I 975 and 1,300 issued and outstanding at December 31, 2006 and 2005, respectively	5	15
Common stock, $0.001 par value, 300,000,000 shares authorized; 174,165,284 and 108,737,365 issued and outstanding at December 31, 2006 and 2005, respectively	174,165	108,737
Deferred compensation	(265,758)	(629,145)
Additional paid-in capital	45,840,098	40,482,944
Accumulated comprehensive income (loss)	779,735	51,627
Accumulated deficit	(1,360,657)	(7,248,151)
Total stockholders’ equity	45,167,589	32,766,027
Total Liabilities and Stockholders’ Equity	$64,576,145	$51,512,189

NewMarket Technology, Inc.
Consolidated Statements of Operations
Years Ended December 31,

	2006 (Restated)	2005	2004
REVENUES
Services revenue	$67,847,261	$39,148,965	$14,575,415
Contract revenues	3,847,945	3,063,681	3,237,743
Product revenues	5,940,416	7,925,048	7,163,976
Total revenues	77,635,622	50,137,694	24,977,134
COST OF SALES
Services COS	48,262,075	23,882,781	6,149,952
Contract COS	2,698,207	1,657,292	2,114,694
Product COS	4,792,157	6,047,487	5,188,712
Total Cost of sales	55,752,439	31,587,560	13,453,358
Gross Margin	21,883,183	18,550,134	11,523,776
OPERATING EXPENSES:
Employee compensation	10,305,045	10,105,543	5,995,152
General and administrative expenses	5,138,833	4,026,123	3,335,294
Selling and marketing	1,191,463	616,383	925,680
Research & Development	0	110,844	63,251
Depreciation and amortization	786,173	621,775	588,087
Bad debt expense	0	0	157,363
Warranty reserve	0	0	28,109
Inventory reserve	0	0	253,587
Total expenses	17,421,514	15,480,668	11,346,523
Income (Loss) from operations	4,461,669	3,069,466	177,253
OTHER INCOME (EXPENSE):
Interest income	1,023,967	449,538	169,335
Interest expense	(503,714)	(449,227)	(155,487)
Foreign currency transaction gain (loss)	13,298	3,662	(9,081)
Inflation effects	(318,539)	(12,873)	46,331
Bad debt expense recoupment	0	574,712	0
Gain on debt forgiveness	0	203,872	0
Gain on sale of subsidiary	625,816	0	0
Gain on capital contribution for subsidiary	1,300,000	0	0
Lawsuit settlement expense	(92,124)	(818,372)	0
Other expense	(365,810)	(174,506)	0
Other income	98,826	119,259	14,188
Total other income (expense)	1,781,720	(103,935)	65,286
Net income before income tax (credit) and minority interest	6,243,389	2,965,531	242,539
Foreign income tax (credit)	55,886	56,582	(21,734)
Minority interest in consolidated subsidiary income (loss)	(300,010)	0	(66,761)
Net income	5,887,493	2,908,949	154,044
Other comprehensive income (loss)
Foreign currency translation gain (loss)	728,108	(209,873)	261,500
Comprehensive income	$6,615,601	$2,699,076	$415,544
Income per weighted average common share - basic	$0.04	$0.03	$0.01
Income per weighted average common share - fully diluted	$0.03	$0.02	$0.01
Number of wtd average common shares outstanding - basic	158,604,670	95,814,972	64,218,004
Number of wtd average common shares outstanding - fully diluted	215,034,964	182,759,172	108,323,004

NewMarket Technology, Inc.
Consolidated Statements of Stockholders’ Equity
(Restated)
	Number of Shares		Par Value of Stock		Additional Paid-In	Deferred	Accum Comp Income	Accumulated	Total Stockholders’ Equity
	Pfd	Common	Pfd	Common	Capital	Comp	(Loss)	Deficit

BEGINNING BALANCE, December 31, 2003	3,903	50,934,786	4	50,935	15,202,578	0	0	(10,327,859)	5,137,826
Conversion of Series B pref. stock	(503)	1,075,257	(1)	1,075	(1,074)	0	0	0	0
Conversion of debt to common stock	0	25,087,115	0	25,087	4,303,756	0	0	0	4,328,843
Issuance of common stock for services	0	2,668,845	0	2,669	796,621	(714,500)	0	0	84,790
Issuance of common stock for acquisition	0	2,000,000	0	2,000	977,000	0	0	0	979,000
Issuance of Series D pref. stock	550	0	1	0	364,999	0	0	0	365,000
Issuance of Series E pref. stock	2,000	0	2	0	1,999,998	0	0	0	2,000,000
Issuance of Series F pref. stock	3,000	0	3	0	2,999,997	0	0	0	3,000,000
Amortization of deferred compensation	0	0	0	0	0	607,222	0	0	607,222
Other comprehensive income (loss)	0	0	0	0	0	0	261,500	0	261,500
Net income	0	0	0	0	0	0	0	170,759	170,759
BALANCE, December 30, 2004	8,950	81,766,003	9	81,766	26,643,875	(107,278)	261,500	(10,157,100)	16,722,772
Conversion of Series C pref. stock	(997)	1,673,300	(1)	1,673	(1,672)	0	0	0	0
Conversion of Series E pref. stock	(900)	2,373,757	(1)	2,374	(2,373)	0	0	0	0
Conversion of debt to Series G pref stock	4,900	0	5	0	4,899,995	0	0	0	4,900,000
Issuance of Series H pref stock	1,300	0	1	0	1,299,999	0	0	0	1,300,000
Issuance of Series I pref stock	1,400	0	2	0	1,399,998	0	0	0	1,400,000
Issuance of common stock for loan penalty	0	100,000	0	100	62,400	0	0	0	62,500
Conversion of debt to common stock	0	18,572,309	0	18,572	4,311,208	0	0	0	4,329,780
Issuance of common stock for services	0	3,700,000	0	3,700	1,370,075	(1,050,075)	0	0	323,700
Issuance of common stock - settle lawsuit	0	551,996	0	552	499,438	0	0	0	499,990
Amortization of deferred compensation	0	0	0	0	0	528,208	0	0	528,208
Other comprehensive income (loss)	0	0	0	0	0	0	(209,872)	0	(209,872)
Net income	0	0	0	0	0	0	0	2,908,949	2,908,949
BALANCE, December 31, 2005	14,653	108,737,365	15	108,737	40,482,943	(629,145)	51,628	(7,248,151)	32,766,027
Conversion of preferred stock	(9,168)	29,589,555	(9)	29,590	(29,581)	0	0	0	0
Conversion of debt to common stock	0	34,010,321	0	34,010	4,692,447	0	0	0	4,726,457
Issuance of common stock for services	0	1,828,043	0	1,828	694,289	(661,450)	0	0	34,667
Amortization of deferred compensation	0	0	0	0	0	1,024,837	0	0	1,024,837
Other comprehensive income (loss)	0	0	0	0	0	0	728,108	0	728,108
Net income	0	0	0	0	0	0	0	5,887,494	5,887,494
ENDING BALANCE, December 31, 2006	5,485	174,165,284	$6	$174,165	$45,840,098	$(265,758)	$779,736	$(1,360,657)	$45,167,590

NewMarket Technology, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2006 (Restated)	2005	2004
Net income	$5,887,494	$2,908,949	$154,044
Adjustments to reconcile net income to net cash used by operating activities:
Minority interest in consolidated subsidiary income (loss)	(300,010)	0	66,761
Gain on sale of subsidiaries	(625,816)	0	0
Gain on capital contribution for subsidiaries	(1,300,000)	0	0
Bad debt, warranty and inventory reserves	1,071	(375,953)	439,059
Stock issued for services	1,037,837	851,908	692,012
Depreciation and amortization	786,173	621,775	588,087
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	2,829,931	(10,070,604)	(2,711,737)
(Increase) decrease in inventory	370,326	208,651	181,004
(Increase) decrease in prepaid expenses and deposits	(339,227)	(196,420)	(40,869)
Increase (decrease) in accounts payable - trade	(3,721,042)	6,491,064	217,141
Increase (decrease) in accounts payable - related parties	(634,596)	(59,742)	205,591
Increase (decrease) in customer deposits	131,763	146,821	548,575
Increase (decrease) in deferred revenue	(252,348)	252,348	112,525
Increase (decrease) in accrued expenses	(1,103,815)	620,188	192,384
Increase (decrease) in payables to affiliates	(6)	57,794	(137,734)
Increase (decrease) in income taxes payable	(88,937)	31,025	(238,645)

Net cash provided by operating activities	2,678,797	1,487,804	268,198

CASH FLOWS FROM INVESTING ACTIVITIES:
Notes receivable advances	0	(1,215,000)	0
Investment in unconsolidated affiliates	0	(1,283,512)	(1,283,512)
Acquisition of intangible asset	(287,097)	(56,000)	(478,185)
Purchase of property and equipment	(315,942)	0	(90,133)

Net cash used by investing activities	(603,039)	(2,554,512)	(1,851,830)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	0	0	(20,926)
Advances on notes payable	800,000	2,177,156	2,304,613
Payments on notes payable	(3,546,140)	(732,348)	(317,630)
Advances on short term line of credit	0	495,171	0
Payments on short term line of credit	0	(45,815)	(286,287)
Cash purchased in acquisitions	0	0	795,512

Net cash provided by financing activities	(2,746,140)	1,894,164	2,475,282

Effect of exchange rates on cash	858,032	(276,838)	32,170

Net increase (decrease) in cash and equivalents	187,650	550,618	923,820

CASH, beginning of period	3,106,521	2,555,903	1,632,083

CASH, end of period	$3,294,171	$3,106,521	$2,555,903

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid in cash	$503,714	$449,227	$155,487

Non-Cash Financing Activities:
Common stock issued to settle debt	$4,726,457	$4,329,780	$4,328,843
Common stock issued for acquisition of affiliate	$0	$0	$979,000
Preferred stock issued for acquisition of consolidated subsidiaries	$0	$2,700,000	$5,365,000
Issuance of promissory note and preferred stock to acquire subsidiaries	$0	$0	$5,365,000
Preferred stock issued to settle debt	$0	$4,900,000	$0

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies

The Company

 NewMarket Technology, Inc, (f/k/a IPVoice Communications, Inc.), (the “Company”), is a Nevada corporation which conducts business from its headquarters in Dallas, Texas.  The Company was incorporated on February 19, 1997 as Nova Enterprises, Inc., changed its name to IPVoice Communications, Inc. in March of 1998, then to IPVoice.com, Inc. in May of 1999, back to IPVoice Communications, Inc. in January of 2001 and to NewMarket Technology, Inc., in July 2004.  The Company is involved in the information technology industry, principally voice over internet, systems integration, homeland defense and medical office information technology.

Use of estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

Significant acquisitions

In February 2006, the Company entered into a Quota Purchase and Sale Purchase Agreement with the founders of  UniOne Consulting Ltda., a Brazilian limited liability company, (“UniOne”), to acquire the founders’ 100% interest in UniOne.  The purchase price to be paid by the Company is $6,460,320, which may be increased to $8,539,680 based on various financial benchmarks.  The purchase price is payable in tranches through the end of 2008.UniOne is a systems integrator, developer and business practice implementation company, providing support for the integration and maintenance of enterprise software applications. UniOne is located in Sao Paulo and Rio de Janeiro, Brazil, as well as a regional office in Santiago de Chile, Chile.

Principles of consolidation

The Company accounts for its investments in affiliates and subsidiaries in accordance with Statement of Financial Accounting Standard No. 94, (SFAS 94), and Accounting Research Bulletin No. 51, (ARB 51). The Company uses two different methods to report its investments in its subsidiaries and other companies: consolidation and the equity method.

Consolidation

The Company uses the consolidation method to report its investment in its subsidiaries and other companies when the Company owns a majority of the voting stock of the subsidiary.  All inter-company balances and transactions have been eliminated. Infotel, the Company’s Singapore based subsidiary, has been on a September 30 fiscal year end since its inception. The Company elected, pursuant to ARB 51, to account for the operations of Infotel on a matching period to matching period with the parent’s financials. This means that  should there be a significant shift in Infotel’s operations, positive or negative, it will not be reflected in the consolidated financials for an additional 90 days.

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies (Continued)

Equity Method

The Company uses the equity method to report investments in businesses where it holds 20% to 50% voting interest, but does not control operating and financial policies.

Under the equity method, the Company reports:

•	Its interest in the entity as an investment on its balance sheets, and
•	Its percentage share of earnings or losses on its statement of operations

At December 31, 2006, the Company did not record any income or loss , nor adjust its investment account, by the net income or loss of the affiliates, as the actual equity percentage paid for was the investments was less than 10%, with a concurrent de minimus net income/loss related thereto.

 Earnings per share

Basic net income per weighted average common share is computed by dividing the net income(loss) by the weighted average number of common shares outstanding during the period. Fully diluted includes all common shares that would be required to be issued of various convertible instruments at their stated conversion rates using December 31, 2006, market price of the underlying common stock.

Stock compensation for services rendered

The Company issues shares of common stock in exchange for services rendered.  The costs of the services are valued according to accounting principles generally accepted in the United States and are been charged to operations as earned.

Property and equipment

All property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line method, generally three, five or seven years.  Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations.  Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Intangibles

In June 2002, goodwill in the amount of $2,756,327 was recorded in conjunction with the net asset acquisition from Vergetech. Goodwill amounting to $18,334,707 was recorded in conjunction with the acquisitions in 2003, 2004 and 2005. The Company also evaluates, at least annually, for potential impairment, this recorded amount, by means of a cash flow analysis in accordance with SFAS 142.

In 2004, as a result of the acquisition of Infotel, the Company recorded as an asset in its consolidated balance sheet, Software Code. This asset is a permanent license for “uOne”unified messaging service system. In addition, Infotel received the underlying coding for this software. Uone was acquired by Cisco Systems from Amtiva Technology in 1999. In 2001, Cisco sold the operating division which was utilizing this software to CMG Wireless Data Solutions. In April 2000, Appiant, the then sole

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies (Continued)

stockholder of Infotel, purchased this license from Cisco for $10,000,000. Appiant paid $3,000,000 of this license fee and the $7,000,000 balance was later forgiven as a result of a settlement agreement between Cisco and Appiant as part of Cisco’s decision to sell the operating division to CMG. Appiant had borrowed $5,000,000 from Infotel which was secured by this license and code. When Appiant defaulted on this note, Infotel forclosed on the license and code. Even though this license and code were valued at $10,000,000 based on the license fee between  Appiant and Cisco, Infotel has elected to value the license and code, on its books, at the amount of the defaulted note, $5,000,000. The software license and code were incidental to the Company’s purchase of Infotel, however the Company quickly saw how this software license and code could be utilized through its majority-owned subsidiary, IP Global Voice, (IPGV). The Company began utilizing this software in the IPGV services offered to its customers. The Company believes that the remaining useful life of this asset is approximately 10 years, therefore it is being amortized over this period beginning in 2004. Expenditures to modify, maintain and update the software will be expensed when incurred. The Company also evaluates at least annually, for potential impairment and its assumption of the remaining life, the recorded value of this software license and code, by means of a cash flow analysis in accordance with SFAS 142. The Company began deriving revenue in 2004, from the use of this software through its majority-owned subsidiary, IPGV.

Revenue recognition

As a result of the multiple acquisitions from 2003 through 2006, the Company now has three distinct revenue streams: (1) Services, principally programming services. This revenue is recognized as services are provided and billed to the customers. (2) Contract, which is principally an ongoing service revenue stream, such as training contracts, technical support contracts., etc. This form of revenue is recognized monthly as earned and billed, and (3), Product sales,  which is the sale of hardware and software, generally installed. Sometimes the hardware and/or software are customized under the terms of the purchase contract. This revenue is recognized as the products are delivered and the customer accepts said products. These revenue streams accounted for 88%, 4% and 8% of revenue, respectively, for the year ended December 31, 2006.   Any portions of such contracts which may include installation, training, conversion, etc. are recognized when such services have been completed. Any ongoing support, training, etc., is separately structured and is accounted for in contract revenue and in accordance with the contracts.

Concentration of risk - geographic

As a result of the various acquisitions in 2003 through 2006, the Company now has offices, employees and customers in a variety of foreign countries. Its four foreign based subsidiaries are located in Singapore; Caracas, Venezuela; Ningbo and Shanghai, Peoples Republic of China and Sao Paulo, Brazil. RKM, based in Caracas, Venezuela, serving Latin America, represents approximately 2% of the Company’s total revenue and 1.5% of total assets; Infotel, based in Singapore, and serving Asia, represents approximately 3.5% of the Company’s total revenue and 12% of total assets; Clipper Technology, based in Ningbo, China, serving Asia, represents approximately 36% of the Company’s total revenue and 6% of total assets and UniOne, based in Sao Paulo, Brazil, serving Latin America, represents approximately 24% of the Company’s total revenue and 6% of total assets.

Investment in unconsolidated affiliates/subsidiaries

The Company’s investment in affiliates at December 31, 2006, is composed of a 20% equity position in Red Moon Broadband, Inc., a 20% equity position in TekVoice Communications, Inc., a 49% interest in

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies (Continued)

DFTS/DCI and de minimus investments in two other companies. These equity positions do not represent a controlling holding in these companies.

The Company accounts for its investment in affiliates, defined as those whereby the Company owns less than 51% of the issued and outstanding common stock of the affiliate and the Company does not exercise control over the operations of the affiliate, by the equity method of accounting. At December 31, 2006, the Company did not record any income or loss , nor adjust its investment account, by the net income or loss of the affiliates, as the actual equity percentage paid for was the investments was less than 10%, with a concurrent de minimus net income/loss related thereto.

Recent issued accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FIN No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of SFAS No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 also prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized as an adjustment to the opening balance of accumulated deficit (or other appropriate components of equity) for that fiscal year. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of the adoption of FIN 48 but does not currently expect the adoption of this new standard to have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted SAB 108 effective as of December 31, 2006. The adoption of this bulletin did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the Financial Accounting Standards Board issued SFAS No.157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS No. 157 does not expand or require any new fair value measures. The provisions of SFAS No. 157 are to be applied prospectively and are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on the Company's financial statements.

(2)	Stockholders’ Equity

The Company has authorized 300,000,000 shares of $0.001 par value common stock, and 10,000,000 shares of $0.001 par value preferred stock.  Rights and privileges of the preferred stock are to be

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(2)	Stockholders’ Equity (Continued)

determined by the Board of Directors prior to issuance.  The Company had 174,165,284 shares of common stock issued and outstanding at December  31, 2006.  The Company had 100 shares of Series A preferred stock, 0 shares of Series B preferred stock, 925 shares of Series C preferred stock, 0 shares of Series D preferred stock, 750 shares of Series E preferred stock, 2,000 shares of Series F preferred stock, 200 shares of Series G preferred stock, 1,035 shares of Series H preferred stock and 975 shares of Series I preferred stock issued and outstanding, respectively, at December 31, 2006.

During the year ended December 31, 2006, the Company issued 29,589,555 shares of common stock to convert 1,378 shares of Series C, 550 shares of Series D, 950 shares of Series E,  1,000  shares of Series F, 4,700 shares of Series G, 265  shares of Series H and 325 shares of Series Ipreferred  stock.  During 2006, the Company issued 1,828,043 shares of common  stock for  services  to nine  parties.  Seven  agreements  are prospective for 1 year and two were for services previously  rendered. These shares were valued at $682,300, or $0.37 per share.During 2006, the Company issued 34,010,321 shares of common stock to service approximately $4.7 million of convertible debt and accrued interest.

At December 31, 2006, the shares of preferred stock represented approximately 17,759,365 shares of common stock, had they been elected to be converted on December 31, 2006.

(3)	Income Taxes

Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes.  The Company has net operating loss carry-forwards for income tax purposes of approximately $3,195,700 which expire beginning December 31, 2117.  There may be certain limitations on the Company’s ability to utilize the loss carry-forwards in the event of a change of control, should that occur. In addition, the Company amortizes goodwill for income tax purposes, but not for reporting purposes. The amount recorded as a deferred tax asset, cumulative as of December 31, 2006, is $1,278,000, which represents the amount of tax benefits of the loss carry-forwards and goodwill amortization.  The Company has established a valuation allowance for this deferred tax asset of $1,278,000, as the Company has no long-term history of profitable operations, in substantive amount necessary to utilize this asset.  The significant components of the net deferred tax asset as of December 31, 2006 are:

Net operating losses	$0
Goodwill amortization	1,278,000
Valuation allowance	(1,278,000)
Net deferred tax asset	$0

The Company utilized approximately $4,000,000, $1,100,000 and $23,000 of its deferred tax asset for the years ended December 31, 2006, 2005 and 2004, respectively..

(4)	Convertible debt

For the year ended December 31, 2006, the Company serviced approximately $4.7 million of convertible debt and accrued interest by issuing 34,010,321 shares of restricted common stock

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(5)	Earnings per share

Following is the disclosure required by SFAS 128.

For the year ended December 31, 2006
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common stockholders	$6,243,389	158,604,032	$0.04
Effect of Dilutive Securities:
Convertible preferred stock	0	16,430,294
Convertible debt	0	40,000,000
Diluted EPS:
Income available to common stockholders + assumed conversions	$6,243,389	215,034,326	$0.03

For the year ended December 31, 2005
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common stockholders	$2,908,949	95,814,972	$0.03
Effect of Dilutive Securities:
Convertible preferred stock	0	46,944,200
Convertible debt	0	40,000,000
Diluted EPS:
Income available to common stockholders + assumed conversions	$154,044	182,759,172	$0.02

For the year ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common stockholders	$154,044	64,218,004	$0.01
Effect of Dilutive Securities:
Convertible preferred stock	0	4,105,000
Convertible debt	0	40,000,000
Diluted EPS:
Income available to common stockholders + assumed conversions	$154,044	108,323,004	$0.01

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(6)	Software

Infotel, the Company’s wholly-owned Singapore based subsidiary, owns a software package, which Infotel acquired from its former parent, Appiant Technologies, as settlement for debt owed Infotel by Appiant of approximately $8 million. Appiant acquired the software from Cisco. Cisco acquired the software from Amtiva for a reported $100 million. The Company has impaired the value of the software to $5.2 million. In addition, the Company recorded negative goodwill of $1,158,000 as a result of the acquisition of Infotel from the creditors of Appiant. Negative goodwill is spread pro-rata against all long-lived assets of Infotel, rather than being recorded as part of goodwill. This software was the only long-lived asset of Infotel, therefore its book value is further reduced by $1,158,000, leaving a net value of approximately $4 million. The Company believes that this software has a remaining useful life of 10 years from acquisition date, therefore, the Company is amortizing the balance at a rate of approximately $100,000 per quarter.

(7)	Contingencies

From time to time, the Company is involved in various claims and legal actions arising in the ordinary course of business. Although the amount of any liability that could arise with respect to currently pending actions cannot be accurately predicted, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

(8)	Selected quarterly financial data (unaudited)

(All numbers are in thousands, except per share data)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2006:
Net revenues	$17,330	16,870	18,975	24,461
Gross margin	$5,127	4,433	5,456	6,867
Net income	$434	482	1,379	3,592
Net income/share-basic	$0.01	0.01	0.01	0.02
Net income/share-diluted	$0.01	0.01	0.01	0.01

2005:
Net revenues	$10,187	10,419	14,211	15,321
Gross margin	$4,736	3,856	4,641	5,317
Net income	$102	114	1,229	1,464
Net income/share-basic	$0.01	0.01	0.01	0.01
Net income/share-diluted	$0.01	0.01	0.01	0.01

NewMarket Technology, Inc.
Notes to Consolidated Financial Statements

(9)	Subsequent events (unaudited)

In February 2007, NewMarket executed a share exchange agreement with Paragon Financial Corporation, (“Paragon”), a Delaware corporation,  under which the Company will sell its interest in Unione to in exchange for the issuance to the Company of a supermajority voting preferred stock.  These preferred shares will be deemed at all times as the equivalent of ninety-percent (90%) of the common shares of Paragon for voting purposes on all matters.  It is anticipated that this transaction will close in the second quarter of 2007.

In March 2007, NewMarket executed a definitive agreement with Diamond I, Inc. ("DMOI") under which the Company will purchase 2 million shares of DMOI Series B Preferred Stock ("Series B shares") to be issued in consideration for cash and a promissory note to be issued by the Company. The Series B shares will be deemed at all times as the equivalent of sixty-percent (60%) of the common shares of DMOI for voting purposes on all matters. It is anticipated that this transaction will close in the second quarter of 2007.

In the first quarter of 2007, the Company issued 11,010,321 shares of common stock for the conversion of convertible debt and accrued interest.

(10)	Restatement

In connection with the restatement of the Company’s financial statements for the year ended December 31, 2006, the following tables set forth the adjustments made to the respective statements in accordance with Paragraph 26 of SFAS 154:

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006
	ORIGINALLY		AS
	REPORTED	ADJUSTMENTS	RESTATED	NOTE

ASSETS

CURRENT ASSETS
Cash	$3,299,380	(5,209)	$3,294,171	2
Accounts receivable	12,014,613	585,739	12,600,352	2
Inventory	900,899	-	900,899	2
Prepaid expenses, and other
current assets	1,027,063	441,015	1,468,078	2
Total current assets	17,241,955		18,263,500

PROPERTY AND EQUIPMENT
Computer and office equipment	3,286,677	(379,997)	2,906,680	2
Less: accum. Depreciation	(2,035,310)	376,937	(1,658,373)	2
Total property and equipment	1,251,367		1,248,307

OTHER ASSETS
Notes receivable	5,150,500	706,339	5,856,839	2
Investment in affiliates	9,076,400	(250,000)	8,826,400	2
Investment in restricted securities	-	875,000	875,000	2
Goodwill	28,698,657	(2,448,184)	26,250,473	2
Software code, net	3,182,746	-	3,182,746
Intangibles	773,898	(701,017)	72,881	2
Total other assets	46,882,201		45,064,339

Total Assets	$65,375,523		$64,576,146

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable
Trade	$6,029,932	(2,660,893)	$3,369,039	2
Related parties	7,830	-	7,830
Accrued expenses
Trade	1,969,031	(13,619)	1,955,412	2
Taxes payable	25,348	-	25,348
Customer deposits	224,057	-	224,057
Current portion, long-term debt	227,075	58,793	285,868	2
Short-term debt	2,620,722	(243,000)	2,377,722	2
Total current liabilities	11,103,995		8,245,276

LONG-TERM LIABILITIES
Deferred income tax	3,910	-	3,910
Notes payable	9,911,952	-	9,911,952
Total long-term liabilities	9,915,862		9,915,862

Total Liabilities	21,019,857		18,161,138

Minority interest in subsidiaries	1,192,416	55,002	1,247,418	1

STOCKHOLDERS' EQUITY
Preferred stock	6	-	6
Common stock	174,165	-	174,165
Deferred compensation	(265,758)	-	(265,758)
Add'l paid-in capital	45,840,098	-	45,840,098
Accum. comp. income	646,210	133,525	779,735	1
Accum. deficit	(3,231,471)	1,870,814	(1,360,657)	1,2
Total stockholders' equity	43,163,250		45,167,589

Total Liabilities and Stockholders' Equity	$65,375,523		$64,576,145

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006

	ORIGINALLY		AS
	REPORTED	ADJUSTMENTS	RESTATED	NOTES

REVENUES	$77,635,622	-	$77,635,622

COST OF SALES	55,752,439	-	55,752,439

Gross Margin	21,883,183		21,883,183

OPERATING EXPENSES
General & admin. expenses	16,635,341	-	16,635,341
Depreciation & amortization	786,173	-	786,173
Total expenses	17,421,514		17,421,514

Income from operations	4,461,669		4,461,669

OTHER INCOME (EXPENSE)
Interest income	1,023,967	-	1,023,967
Interest expense	(503,714)	-	(503,714)
Foreign currency gain	13,298	-	13,298
Inflation effects	(318,539)	-	(318,539)
Gain on sale of subsidiary	-	625,816	625,816	2
Gain on capital contribution		1,300,000	1,300,000	1
Lawsuit settlement	(92,124)	-	(92,124)
Other expense	(365,810)	-	(365,810)
Other income	98,826	-	98,826
Total other income (expense)	(144,096)		1,781,720

Net income before income tax and
minority interest	4,317,573		6,243,389
Foreign income tax	55,886	-	55,886
Minority interest in subsidiary	245,008	(55,002)	300,010	1

Net income	4,016,679		5,887,493

Other comprehensive income
Foreign currency gain	594,583	133,525	728,108	1

Comprehensive income	$4,611,262		$6,615,601

CONSOLDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2006

	ORIGINALLY		AS
	REPORTED	ADJUSTMENTS	RESTATED	NOTES

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,016,679	1,870,815	$5,887,494	1,2
Adjustments:
Minority interest in subsidiary	245,008	(545,018)	(300,010)	2
Gain on sale of subsidiary	-	(625,816)	(625,816)	2
Gain on capital contribution	-	(1,300,000)	(1,300,000)	2
Bad debt	1,071	-	1,071
Stock issued for services	1,037,837	-	1,037,837
Depreciation and amortization	786,173	-	786,173
Changes in assets and liabilities:		-
(Increase) decrease in accounts receivable	3,483,934	(654,003)	2,829,931	2
(Increase) decrease in inventory	370,326	-	370,326
(Increase) decrease in prepaid expenses	660,773	(1,000,000)	(339,227)	2
Increase (decrease) in accounts payable-trade	(4,721,042)	1,000,000	(3,721,042)	2
Increase (decrease) in accounts payable-related	(634,596)	-	(634,596)
Increase (decrease) in deposits	131,763	-	131,763
Increase (decrease) in deferred revenue	(252,348)	-	(252,348)
Increase (decrease) in accrued expenses	(2,103,815)	1,000,000	(1,103,815)	2
Increase (decrease) in payables to affiliaites	(6)	-	(6)
Increase (decrease) in taxes payable	(88,937)	-	(88,937)
Net cash provided by operating activities	2,932,820		2,678,798

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible asset	(287,652)	555	(287,097)	2
Purchase of property and equipment	(218,939)	(97,003)	(315,942)	2
Net cash used by investing activities	(506,591)		(603,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on notes payable	1,804,149	(1,004,149)	800,000	2
Payments on notes payable	(3,887,544)	341,404	(3,546,140)	2
Net cash used in financing activities	(2,083,395)		(2,746,140)

Effect of exchange rates on cash	(149,975)	1,008,007	858,032	1

Net increase in cash	192,859		187,651

CASH beginning of period	3,106,521		3,106,521

CASH end of period	$3,299,380		$3,294,172

Notes to adjustments:

(1)	Adjustments were a result of an error in the accounting treatment of the minority interest in a consolidated subsidiary for the year ended December 31, 2007.
(2)
Adjustments were a result of the removal of the balance sheet of a previously consolidated subsidiary, erroneously included in the original filing of the financial statements on Form 10-K for the year ended December 31, 2006.  The Company sold its interest in the subsidiary at the end of the third quarter of 2006 but failed to remove the related balance sheet from the previously filed financial statements,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
Nature of Expense:	Amount
SEC Registration Fee	$480.
Accounting fees and expenses	$10,000	*
Legal fees and expenses	$70,000	*
Miscellaneous	$10,000	*
Total	90,480	*
*Estimated

Item 14.	Indemnification of Directors and Officers

Our articles of incorporation, as amended, and bylaws, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our articles of incorporation, as amended, and bylaws, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, are necessary to attract and retain qualified persons as directors and officers.

Under the Nevada General Corporation Law and our articles of incorporation, as amended, and bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

On January 24, 2008, we issued, in exchange for consulting services rendered by one party, 600,000 shares of our common stock, valued at $120,000.

On November 30, 2007, we entered into a Security Agreement (the “Security Agreement”), by and among the Company, certain of the Company’s subsidiaries including IP Global Voice, Inc., Netsco, Newmarket Broadband, Inc., Newmarket Intellectual Property, Inc., and NewMarket China, Inc., and LV Administrative Services, Inc. (the “Agent”) as administrative agent and collateral agent for Valens U.S. SPV I, LLC (“Valen US”), and Valens Offshore SPV II, Corp. (“Valens Offshore”, and together with the Agent, the “Creditor Parties”). Pursuant to the Security Agreement, we issued secured convertible term notes to Valens US and Valens Offshore, in the principal amounts of $1,800,000 and $2,200,000, respectively (collectively, the “Convertible Notes”). We also issued five year warrants to purchase 8,347,287 shares of our common stock to Valens US and five year warrants to purchase 3,825,840 shares of our common stock to Valens Offshore (collectively, the “Lender Warrants”). The Lender Warrants have an exercise price of $0.22 per share. In addition, we issued a revolving note to Valens US (the “Revolving Note”), pursuant to which Valens US committed to advance up to $3,000,000 to the Company.

We issued Oberon, the placement agent for the security agreement, 1,600,000 shares of our common stock (the “Broker Shares”), and five year warrants to purchase 2,800,000 shares of our common stock (the “Broker Warrants”). The Broker Warrants have an exercise price of $0.20 per share.

The Convertible Notes require amortizing payments of the principal amount of $73,333 (with respect to the Convertible Note issued to Valens Offshore) and $59,999 ( with respect to the Convertible Note issued to Valens US) together with any accrued and unpaid amounts (the “Monthly Amount”) which are owed to the Creditor Parties, commencing on June 1, 2008 and on the first business day of each succeeding month thereafter through the Maturity Date. The Creditor Parties may convert a portion of the Monthly Amount into shares of the Company’s common stock provided: (A) the average closing price of the Company’s common stock exceeds 115% of the Fixed Conversion Price of $.20; (B) the amount of such conversion does not exceed 25% of the average dollar trading volume of the Company’s common stock for the 22 trading date immediately preceding the due date of the Monthly Payment. If the criteria set forth above in (A) is met but the criteria set forth in (B) is not met as to the entire Monthly Amount, the Creditor Parties shall convert only such part of the Monthly Amount that meets the criteria set forth in (B). Any portion of the Monthly Amount that has not been converted into shares shall be payable at the rate of 100% of the Monthly Amount in cash. In addition, the Company is not permitted to make any payments in shares of its common stock if there is no effective registration statement covering the resale of the shares or an event of default exists and is continuing.

Pursuant to a letter agreement, dated February 1, 2008 (the “Letter Agreement”), entered into between the Agent, and the Company and certain of the Company’s subsidiaries, the Agent notified the Company of certain breaches (the “Existing Breaches”) of the Company’s obligations under the Security Agreement and additional agreements entered into in connection therewith. The Agent agreed not to declare an “Event of Default” under the Security Agreement, solely based on the Existing Breaches, provided that, among other things, the Company issued 726,315 shares of common stock to Valens US and 326,316 shares of common stock to Valens Offshore (collectively, the “Letter Agreement Shares”). The Company issued the Letter Agreement Shares on February 1, 2008.

During the three months ended September 30, 2007, the Company issued 323,016 shares of common stock upon conversion of 92 shares of Series E Preferred Stock.

During the three months ended June 30, 2007, we issued 10,236,580 shares of common stock to service convertible debt and accrued interest. During the three months ended June 30, 2007, we issued 1,023,177 shares of common stock upon conversion of 393 shares of Series E convertible preferred stock.

In April 2007, we issued 250,000 shares of common stock to one party pursuant to the terms of a legal settlement agreement. These shares were valued at $107,000 or $0.428 per share.

In May 2007, we issued 250,000 shares of common stock for payment of legal services rendered by one party. These shares were valued at $94,500 or $0.378 per share.

During the three months ended March 31, 2007, we issued 8,500,000 shares of common stock to service convertible debt and accrued interest.

During three months ended March 31, 2007, we issued 3,530,706  shares of common stock upon conversion of 213.88 shares of Series E preferred stock, 300 shares of Series F preferred stock, 200 shares of Series G  preferred  stock,  and 434 shares of Series I preferred stock, respectively.

In February 2007, we issued 1,200,000 shares of common stock for investor relations services to one party. This agreement is prospective for one year. These shares were valued at $450,000 or $0.375 per share.

During the three months ended December 31, 2006, we issued 10,500,000 shares of common stock upon conversion of $2,167,500 of convertible debt and accrued interest, or $0.21 per share.

During the three months ended December 31, 2006, we issued 7,371,239 shares of common stock upon conversion of 910 shares of Series F preferred stock, 772 shares of Series G preferred stock, and 325 shares of Series I preferred stock, respectively.

In December 2006, we issued 40,000 shares of common stock for services to one party for legal services rendered. These shares were valued at $13,000 or $0.325 per share.

During the three months ended September 30, 2006, we issued 2,000,000 shares of common stock upon conversion of $500,000 of convertible debt and accrued interest. The shares were valued at $500,000 or $0.25 per share.

During the three months ended September 30, 2006, we issued 1,600,814 shares of common stock upon conversion of 150 shares of Series E preferred stock, 90 shares of Series F preferred stock, and 250 shares of Series G preferred stock, respectively.

In August 2006, we issued 1,000,000 shares of common stock our chief financial officer pursuant to a grant by the Board of Directors. The shares were valued at $337,000, or $0.337 per share.

In August 2006, we issued 150,000 shares of common stock to the chairman of the audit committee of the Board of Directors pursuant to a grant by the Board. The shares were valued at $50,550 or $0.337 per share.

During the three months ended June 30, 2006, we issued 10,500,000 shares of common stock upon conversion of $2,100,000 of convertible debt and accrued interest, or $0.20 per share.

During the three months ended June 30, 2006, we issued 12,675,173 shares of common stock upon conversion of 783 shares of Series C preferred stock, 300 shares of Series E preferred stock, 3,028 shares of Series G preferred stock, and 265 shares of Series H preferred stock.

In April 2006, we issued 250,000 shares of common stock for services to one party. This agreement is prospective for one year. These shares were valued at $75,000 or $0.30 per share.

During the three months ended March 31, 2006, we issued 11,010,321 shares of common stock upon conversion of $2,807,102  of  convertible  debt and accrued interest, or $0.255 per share.

During the three months ended March 31, 2006, we issued 7,942,329 shares of common stock upon conversion of 595 shares of Series C preferred stock, 550 shares of Series D preferred stock, 650 shares of Series E and 650 shares of Series G preferred stock, respectively.

In January 2006, we issued 375,000 shares of common stock for services to four parties. These agreements are prospective for 1 year. These shares were valued at $114,000 or $0.304 per share.
In February 2006, we issued 13,043 shares of common stock for public relations services. These shares were valued at $9,000 or $0.69 per share.

During 2005, we issued 18,572,309 shares of common stock upon conversion of $4,329,780 of convertible debt and accrued interest, or $0.233 per share.

During 2005, we issued 3,700,000 shares of common stock for services to seven parties. Five agreements are prospective for one year and the other was under an agreement 18 months earlier with a term of one year. These shares were valued at $1,373,775, or $0.37 per share.
During 2005, we issued 400,000 shares of common stock to fund the settlement of a lawsuit and 151,996 shares to settle two other disputes. These shares were valued at $499,438, or $0.905 per share.
During 2005, we issued 4,047,057 shares of common stock upon conversion of 997 shares of Series C and 900 shares of Series E preferred stock, respectively.
During the three months ended September 30, 2005, we issued 1,400 shares of Series I preferred stock to acquire substantially all of the shares of Corsa Network Technology.
During the three months ended June 30, 2005, we issued 4,900 shares of Series G preferred stock upon conversion of $4,900,000 of long-term debt.
During the three months ended June 30, 2005, we issued 1,300 shares of Series H preferred stock to acquire 51% of Vera Technology Corp.
In January 2005, we issued 100,000 shares of common stock as a penalty for not paying a note payable on its due date.  These shares were valued at $62,500, or $0.625 per share.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 16.	Exhibits

Exhibit Footnote	Exhibit Number	Description of Document
(1)	2.1	Purchase Agreement, dated October 14, 2003, by and among IPVoice Communications, Inc. and Intercoastal Financial Services Corporation
(2)	2.2	Stock Purchase Agreement dated August 26, 2003 by and between IPVoice Communications, Inc. and IP Global Voice, Inc.
(3)	3.1	Articles of Incorporation of Nova Enterprises, Inc.
(3)	3.2	Certificate of Amendment to Articles of Incorporation changing name to IPVoice Communications, Inc.
(3)	3.3	Certificate of Amendment to Articles of Incorporation changing name to IPVC.com, Inc.
(3)	3.4	Certificate of Amendment to Articles of Incorporation changing name to IPVoice.com, Inc.
(4)	3.5	Certificate of Amendment of Correction completing the description of the Senior Convertible Preferred Shares listed in the Certificate of Amendment of Articles of Incorporation filed on April 19, 1999
(4)	3.6	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series B Preferred Stock
(5)	3.7	Certificate of Amendment of Articles of Incorporation changing name to IPVoice Communications, Inc.
(5)	3.8	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series C Preferred Stock
**	3.9	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series D Preferred Stock
**	3.10	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series E Preferred Stock
**	3.11	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series F Preferred Stock
*	3.12	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series G Preferred Stock
*	3.13	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series H Preferred Stock
**	3.14	Certificate of Amendment of the Articles of Incorporation, designating the preferences, limitations and relative rights of Series I Preferred Stock
(6)	3.15	Certificate of Amendment to the Articles of Incorporation increasing the authorized common stock to 100,000,000 shares.
*	3.16	Certificate of Amendment to the Articles of Incorporation increasing the authorized common stock to 300,000,000 shares.
(17)	3.17	Certificate of Amendment to Certificate of Incorporation changing name to NewMarket Technology, Inc.
(3)	3.18	Bylaws of Nova Enterprises, Inc.
(3)	4.1	Form of Private Placement Offering Memorandum dated February 27, 1997 offering 1,600,000 common shares at $0.01 per share
(3)	4.2	Form of Private Placement Offering Memorandum dated April 20, 1998 offering 992,500 common shares at $1.00 per share.
(3)	4.3	Form of Private Placement Offering Memorandum dated September 15, 1998 offering 100,000 common shares at $0.50 per share.
(3)	4.4	Form of Private Placement Offering Memorandum dated December 1, 1998 offering 1,000,000 common shares at $0.15 per share.
(3)	4.5	Form of Private Placement Offering Memorandum dated February 1, 1999 offering 1,250,000 common shares at $0.40 per share.
(3)	4.6	Form of Private Placement Offering Memorandum dated February 1, 1999 offering 104 Units at $25,000.00 per unit.
(3)	4.7	Form of Promissory Note for Private Placement Offering of 104 Units at $25,000 per unit.
(3)	4.8	Form of Warrant for Private Placement Offering of 104 Units at $25,000 per unit.
(7)	4.9	Certificate of Designation, Preferences and Rights of Class C Cumulative Convertible Preferred Stock
(7)	4.10	Certificate of Designation, Preferences and Rights of Class D Cumulative Convertible Preferred Stock

**	5.1	Opinion of Sichenzia Ross Friedman Ference LLP
(8)	10.1	Secured Convertible Promissory Note dated August 26, 2003 from IP Global Voice, Inc.
(9)	10.2	DCI Acquisition Agreement
(10)	10.3	8% Promissory Note by and between NewMarket Technology, Inc., as Borrower, and Glenwood Partners, L.P. dated as of March 9, 2005
(11)	10.4	Quota Purchase and Sale Agreement between NewMarket Technology, Inc., Flavio Da Silva, Marcio Pissardo, Celso Isberner, Alexanre Couto and Mind Information Services Ltda.
(12)	10.5	Agreement and Plan of Reorganization by and between NewMarket Technology, Inc., NewMarket China, Inc. and Intercell International Corp.
(13)	10.6	Stock Purchase Agreement by and between Medical Office Software, Inc., NewMarket Technology, Inc. and VirtualHealth Technologies, Inc.
(14)	10.7	Share Exchange Agreement, dated February 20, 2007, by and among Paragon Financial Corporation, CW Participacoes, Unione Consulting Ltda., and NewMarket Technology, Inc.
(15)	10.8	Securities Purchase Agreement, dated March 8, 2007, by and among Diamond I, Inc., Diamond I Technologies, Inc., NewMarket Technology, Inc., and NewMarket Technology Acquisition Subsidiary
(16)	10.9
Security Agreement made as of November 30, 2007 by and among the Lenders from time to time party thereto, LV Administrative Services, Inc., as administrative and collateral agent, NewMarket Technology, Inc., IP Global Voice, Inc. NewMarket China, Inc., Netsco Inc. Newmarket Intellectual Property, Inc. and New Market Broadband, Inc.

(16)	10.10	Secured Revolving Note dated November 30, 2007 issued by NewMarket Technology, Inc. and the other companies thereto to Valens U.S. SPV I, LLC, as holder in the principal amount of $3,000,000.
(16)	10.11	Secured Convertible Term Note dated November 30, 2007 issued by NewMarket Technology, Inc. and the other companies thereto to Valens U.S. SPV I, LLC, as holder in the principal amount of $1,800,000.
(16)	10.12
Secured Convertible Term Note dated November 30, 2007 issued by NewMarket Technology, Inc. and the other companies thereto to Valens Offshore SPV II, Corp, as holder in the principal amount of $2,200,000.

(16)	10.13	Common Stock Purchase Warrant dated November 30, 2007 issued by NewMarket Technology, Inc. to Valens U.S. SPV I, LLC for 8,347,287 shares of common stock.
(16)	10.14	Common Stock Purchase Warrant dated November 30, 2007 issued by NewMarket Technology, Inc. to Valens Offshore SPV II, Corp for 3,825,840 shares of common stock.
(16)	10.15	Registration Rights Agreement dated November 30, 2007 by and between NewMarket Technology, Inc. and Valens U.S. SPV I, LLC.
(16)	10.16	Registration Rights Agreement dated November 30, 2007 by and between NewMarket Technology, Inc. and Valens U Offshore SPV II, Corp.
(16)	10.17
Stock Pledge Agreement dated November 30, 2007 by and among LV Administrative Services, Inc. as administrative and collateral agent for the Creditor Parties, as defined therein, and NewMarket Technology, Inc.

(16)	10.18
Intellectual Property Security Agreement dated November 30, 2007 by NewMarket Technology, Inc., IP Global Voice, Inc. NewMarket China, Inc., Netsco Inc. Newmarket Intellectual Property, Inc. and New Market Broadband, Inc. in favor of LV Administrative Services, Inc. as administrative and collateral agent for the Lenders, as defined in the Security Agreement.

(16)	10.19	Subordination Agreement by and between Ingram Micro, Inc. and LV Administrative Services, Inc. as agent for the Lenders, as defined therein.
(16)	10.20	Collateral Assignment of Note by and between New Market Technology and LV Administrative Services, Inc. regarding Promissory Note issued by Sensitron, Inc.
(16)	10.21	Collateral Assignment of Note by and between New Market Technology and LV Administrative Services, Inc. regarding Promissory Note issued by VirtualHealth Technologies, Inc.
(16)	10.22	Collateral Assignment of Note by and between New Market Technology and LV Administrative Services, Inc. regarding Promissory Note issued by Vera Technology Corporation

*	10.23	Form of Subscription Agreement
*	10.24	Letter Agreement, dated February 1, 2008, by and among NewMarket Technology, Inc., certain of the Company’s subsidiaries, and LV Administrative Services, Inc.
*	10.25	Amendment Agreement, dated February 1, 2008, by and among NewMarket Technology, Inc., Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp.

(18)	16.1	Durland & Company, CPA’s letter regarding change in accountant
*	21.1	Subsidiaries of the Registrant
*	23.1	Consent of Pollard-Kelley Auditing Services, Inc., Independent Public Accounting Firm
**	23.2	Consent of Sichenzia Ross Friedman Ference LLP
***	24.1	Power of Attorney

(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917) filed October 15, 2003 and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917) filed September 2, 2003 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Registration Statement on Form 10-SB (No. 000-27917) filed November 3, 1999 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB (No. 000-27917) filed May 15, 2000 and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s Amendment No. 2 to Registration Statement on Form SB-2 (No. 333-44194) filed February 12, 2001 and incorporated herein by reference.
(6)	Filed as an exhibit to the Company’s Annual Report on Form-KSB (No. 000-27917) filed April 15, 2002 and incorporated herein by reference.
(7)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917) filed March 3, 2005 and incorporated herein by reference.
(8)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on September 2, 2003 and incorporated herein by reference.
(9)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on March 3, 2005, and incorporated herein by reference.
(10)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on March 15, 2005, and incorporated herein by reference.
(11)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on March 8, 2006, and incorporated herein by reference.
(12)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on August 11, 2006, and incorporated herein by reference.

(13)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on October 12, 2006, and incorporated herein by reference.
(14)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on February 23, 2007, and incorporated herein by reference.
(15)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on March 13, 2007, and incorporated herein by reference.

(16)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on December 6, 2007, and incorporated herein by reference.
(17)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on August 9, 2004, and incorporated herein by reference.

(18)	Filed as an exhibit to the Company’s Current Report on Form 8-K (No. 000-27917), filed on February 28, 2005, and incorporated herein by reference.

*	Filed herewith

**	To be filed by amendment.

***	Included on signature page herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the registrant under the Securites Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 1. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to the Rule 424;

 2. Any free writing prospectus relating to the offering prepared  by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 3. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 4. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration  statement or made in any document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement or amendment to be signed on its behalf by the undersigned, in Dallas, Texas on February 6, 2008.

NEWMARKET TECHNOLOGY, INC.

/s/ Philip J. Rauch	/s/ Philip M. Verges
Philip J. Rauch	Philip M. Verges
Chief Financial Officer (Principal Financial and Accounting Officer)	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Philip M. Verges and Philip J. Rauch, and each or any one of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Philip M. Verges	Chief Executive Officer and Chairman of the Board of Directors	February 6, 2008
PHILIP M. VERGES	(Principal Executive Officer)
/s/ Philip J. Rauch	Chief Financial Officer and Director	February 6, 2008
PHILIP J. RAUCH	(Principal Financial and Accounting Officer)
	Director	February 6, 2008
JAMES MANDEL
/s/ Bruce Noller	Director	February 6, 2008
BRUCE NOLLER
	Director	February 6, 2008
HUGH G. ROBINSON